Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

dated as of July 30, 2012

by and among

ASTRONICS CORPORATION,

MV ACQUISITION CORP.,

MAX-VIZ, INC.

and

GERARD H. LANGELER,

as the Shareholders’ Representative

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 30, 2012 by and among ASTRONICS CORPORATION, a New York corporation (“Parent”), MV ACQUISITION CORP., an Oregon corporation and a wholly owned subsidiary of Parent (“Merger Sub”), MAX-VIZ, INC., an Oregon corporation (the “Company”), and GERARD H. LANGELER, as the Shareholders’ Representative.

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each determined that the merger of Merger Sub with and into the Company (the “Merger”) is advisable and in the best interests of their respective shareholders, and such Boards of Directors have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of Series A Common Stock, par value $0.001 per share of the Company (the “Series A Common Stock”), each share of Series B Common Stock, par value $0.001 per share of the Company (the “Series B Common Stock”, and together with the Series A Common Stock, the “Company Common Stock”), and each share of Series A Preferred Stock, par value $0.001 per share of the Company (the “Company Preferred Stock”), issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, shall be converted into the right to receive the consideration set forth in this Agreement;

WHEREAS, immediately following the execution and delivery of this Agreement, the respective Boards of Directors of Merger Sub and the Company shall present this Agreement for adoption by the respective shareholders of Merger Sub and the Company, and such shareholders shall adopt this Agreement, thereby approving the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also prescribe various conditions to the transactions contemplated by this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Certain Definitions. In addition to terms defined elsewhere in this Agreement, terms defined in Annex A attached hereto and used herein without definition shall have the meanings given to them in Annex A.

ARTICLE II

THE MERGER

SECTION 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the OBCA, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the OBCA.

SECTION 2.2 Effects of the Merger At and after the Effective Time, the Merger shall have the effects set forth in the OBCA.

SECTION 2.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Hodgson Russ LLP, 140 Pearl Street, Buffalo, New York on a date to be mutually agreed to by the parties hereto, which date shall be no later than three (3) Business Days after the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than those conditions to be satisfied at the Closing), or at such other time, date and location as the parties hereto agree in writing (such date hereinafter, the “Closing Date”).

SECTION 2.4 Effective Time. Contemporaneously with or as promptly as practicable after the Closing, Parent and the Company shall cause to be filed with the Secretary of State of the State of Oregon properly executed articles of merger conforming to the requirements of the OBCA and in the form attached hereto as Exhibit A, executed in accordance with the relevant provisions of the OBCA (the “Articles of Merger”). The Merger shall become effective at the time specified in the Articles of Merger (the “Effective Time”).

SECTION 2.5 Articles of Incorporation and Bylaws; Directors and Officers.

(a) At the Effective Time and without any further action on the part of the Company or Merger Sub, the Company Articles of Incorporation shall be amended to read in its entirety as the certificate of incorporation of Merger Sub reads as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Law, provided, that such certificate of incorporation shall reflect as of the Effective Time “Max-Viz, Inc.” as the name of the Surviving Corporation. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by the certificate of incorporation and applicable Law.

(b) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified, as the case may be.

(c) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

SECTION 2.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock or any shares of capital stock of Merger Sub:

(a) Each share of Company Capital Stock that is held in the treasury of the Company shall be canceled and retired and no consideration shall be delivered in exchange therefor.

(b) Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted at the Effective Time into the right to receive an amount in cash (adjusted to the nearest whole cent), without interest, equal to a portion of the Closing Date Payment equal to (i) the Series A Preferred Stock Preference Amount, plus accrued but unpaid dividends due on the Series A Preferred Stock in accordance with the Company Articles of Incorporation (the “Preferred Closing Date Payment”), plus (ii) a pro rata share of any Earnout Payments to be paid to the holders of Company Capital Stock pursuant to Section 2.10(e)(ii) (such result, the “Per Share Preferred Merger Consideration”). All such shares of Company Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a Company Certificate representing any such shares of Company Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Preferred Merger Consideration with respect to such shares of Company Preferred Stock.

(c) Each share of Series A Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted at the Effective Time into the right to receive an amount in cash (adjusted to the nearest whole cent), without interest, equal to (i) a pro rata share of the sum of (A) the Closing Date Payment, subject to adjustment in accordance with Section 2.9, less (B) the Preferred Closing Date Payment, less (C) the Unpaid Company Transaction Expenses, less (D) the Escrow Fund, less (E) the Expense Fund (the “Common Closing Date Payment”), plus (ii) a pro rata share of any Earnout Payments to be paid to the holders of Series A Common Stock pursuant to Section 2.10(e)(i), plus (iii) a pro rata share of any Earnout Payments to be paid to the holders of Company Capital Stock pursuant to Section 2.10(e)(ii) (such result, the “Per Share Series A Common Merger Consideration”). All such shares of Series A Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a Company Certificate representing any such shares of Series A Common Stock, as applicable, shall cease to have any rights with respect thereto, except the right to receive the Per Share Series A Common Merger Consideration with respect to such shares of Series A Common Stock.

(d) Each share of Series B Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted at the Effective Time into the right to receive an amount in cash (adjusted to the nearest whole cent), without interest, equal to a pro rata share of any Earnout Payments to be paid to the holders of Company Capital Stock pursuant to Section 2.10(e)(ii) (such result, the “Per Share Series B Common Merger Consideration”). All such shares of Series B Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a Company Certificate representing any such shares of Series B Common Stock, as applicable, shall cease to have any rights with respect thereto, except the right to receive the Per Share Series B Common Merger Consideration with respect to such shares of Series B Common Stock.

(e) Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become as of the Effective Time one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

SECTION 2.7 Treatment of Company Options and Company Warrants. At the Effective Time, each Company Option and each Company Warrant, whether vested or unvested, that has not been exercised prior to the Effective Time shall be terminated.

SECTION 2.8 Delivery of Schedule of Indebtedness and Transaction Expenses. Not less than two (2) Business Days prior to the Closing, the Company will cause to be delivered to Parent a certificate (the “Closing Certificate”) setting forth (a) the amount of the Debt (other than the Bonus Plan Payments) that will be outstanding immediately prior to Closing, together with pay-off letters specifying the pay-off amount (including, principal, interest, and premiums, penalties or fees payable in connection therewith), UCC-3 Termination Statements and pay-off instructions for all such Debt, if any, and (b) the amount of all Unpaid Company Transaction Expenses.

SECTION 2.9 Post-Closing Net Working Capital Adjustment.

(a) Estimated Net Working Capital Adjustment. Not later than three days before the Closing, the Company shall deliver to Parent and the Shareholders’ Representative a certificate of the Company (the “Company Pre-Closing Certificate”) that sets forth in reasonable detail the Company’s estimate of the Net Working Capital Amount (the “Estimated Net Working Capital Amount”), along with reasonable supporting detail therefor, such estimate to be prepared in accordance with GAAP, using the policies, conventions, methodologies and procedures set forth on Schedule 2.9(a) (the “Specified Accounting Principles”). Prior to Closing, the Company and Parent shall cooperate in good faith to agree upon the calculation of the Estimated Net Working Capital Amount upon which the Merger Consideration to be paid at Closing shall be based; provided, that, if the Company and Parent are unable to agree as to the Estimated Net Working Capital Amount set forth on the Company Pre-Closing Certificate, then the amount set forth on the Company Pre-Closing Certificate shall be deemed to be the parties’ estimate of Estimated Net Working Capital Amount.

(b) Calculation. As promptly as practicable, but in no event later than 60 days following the Closing Date, the Surviving Corporation shall, at its expense, (i) cause to be prepared, in accordance with GAAP, using the policies, conventions, methodologies and procedures used by the Company in preparing the Company Financial Statements, an unaudited balance sheet of the Company as of 11:59 p.m., Pacific Time, on July 31, 2012, but which shall not reflect the transactions occurring at the Closing (the “Closing Balance Sheet”), together with a statement (the “Closing Date Schedule”) setting forth in reasonable detail the Surviving Corporation’s calculation of the Net Working Capital Amount and (ii) deliver to the Shareholders’ Representative the Closing Balance Sheet and the Closing Date Schedule, together with a certificate of the Surviving Corporation executed on its behalf by its Chief Financial Officer of the Surviving Corporation confirming that the Closing Balance Sheet and the Closing Date Schedule were properly prepared in good faith and in accordance with the Specified Accounting Principles.

(c) Review; Disputes.

(i) From and after the Effective Time, the Surviving Corporation shall provide the Shareholders’ Representative and any accountants or advisors retained by the Shareholders’ Representative upon reasonable notice and during normal business hours with full access to the books and records of the Surviving Corporation for the purposes of: (A) enabling the Shareholders’ Representative and its accountants and advisors to calculate, and to review the Surviving Corporation’s calculation of the Net Working Capital Amount and (B) identifying any dispute related to the calculation of any of the Net Working Capital Amount in the Closing Date Schedule. The reasonable fees and expenses of any such accountants and advisors retained by the Shareholders’ Representative shall be paid by the Shareholders’ Representative from the Expense Fund.

(ii) If the Shareholders’ Representative disputes the calculation of the Net Working Capital Amount set forth in the Closing Date Schedule, then the Shareholders’ Representative shall deliver a written notice (a “Dispute Notice”) to the Surviving Corporation and the Escrow Agent at any time during the 60-day period commencing upon receipt by the Shareholders’ Representative of the Closing Balance Sheet, the Closing Date Schedule and the related certificate of the Surviving Corporation’s Chief Financial Officer, all as prepared by the Surviving Corporation in accordance with the requirements of Section 2.9(b) (subject to extension for any period of inadequate access to the underlying records) (the “Review Period”). The Dispute Notice shall set forth the basis for the dispute of any such calculation in reasonable detail.

(iii) If the Shareholders’ Representative does not deliver a Dispute Notice to the Surviving Corporation prior to the expiration of the Review Period, the Surviving Corporation’s calculation of the Net Working Capital Amount set forth in the Closing Date Schedule shall be deemed final and binding on Parent, the Surviving Corporation and the Shareholders’ Representative for all purposes of this Agreement.

(iv) If the Shareholders’ Representative delivers a Dispute Notice to the Surviving Corporation prior to the expiration of the Review Period, then the Shareholders’ Representative and the Surviving Corporation shall use commercially reasonable efforts to reach agreement on the Net Working Capital Amount. If the Shareholders’ Representative and the Surviving Corporation are unable to reach agreement on the Net Working Capital Amount within 30 days after the end of the Review Period, either party shall have the right to refer such dispute to the Accounting Firm after such 30th day. In connection with the resolution of any such dispute by the Accounting Firm: (i) each of the Surviving Corporation and the Shareholders’ Representative shall have a reasonable opportunity to meet with the Accounting Firm to provide their views as to any disputed issues with respect to the calculation of the Net Working Capital Amount; (ii) the Accounting Firm shall determine the Net Working Capital Amount in accordance with the terms of this Agreement within 30 days of such referral and upon reaching such determination shall deliver a copy of its calculations (the “Expert Calculations”) to the Shareholders’ Representative, Surviving Corporation and the Escrow Agent; and (iii) the determination made by the Accounting Firm of the Net Working Capital Amount shall be final and binding on Parent, the Surviving Corporation, the Shareholders’ Representative and the Shareholders for all purposes of this Agreement, absent manifest error. In calculating the Net Working Capital Amount, the Accounting Firm (i) shall be limited to addressing any particular disputes referred to in the Dispute Notice and (ii) such calculation shall, with respect to any disputed item, be no greater than the higher amount calculated by the Shareholders’ Representative or the Surviving Corporation, and no less than the lower amount calculated by the Shareholders’ Representative or the Surviving Corporation, as the case may be. The Expert Calculations shall reflect in detail the differences, if any, between the Net Working Capital Amount reflected therein and the Net Working Capital Amount set forth in the Closing Date Schedule. The fees and expenses of the Accounting Firm shall be borne equally by the Surviving Corporation and the Shareholders’ Representative (it being understood that any fees and expenses of the Accounting Firm payable by the Shareholders’ Representative shall be payable from the Expense Fund).

(d) Payment Upon Final Determination of Adjustment.

(i) If the Net Working Capital Amount as finally determined in accordance with Section 2.9(c) is less than the Estimated Net Working Capital Amount by more than $50,000, then the Surviving Corporation shall receive the amount of such excess solely from the Escrow Fund. For the avoidance of doubt, no payment shall be made by the Escrow Agent to the Surviving Corporation in the event that the Net Working Capital Amount as finally determined in accordance with Section 2.9(c) is not less than the Estimated Net Working Capital Amount by more than $50,000.

(ii) If the Net Working Capital Amount as finally determined in accordance with Section 2.9(c) is greater than the Estimated Net Working Capital Amount by more than $50,000, then Parent shall, no later than five Business Days after such determination, cause to be paid to the Shareholders’ Representative the amount of such deficit for disbursement, after deducting amounts owed to KippsDeSanto & Co. and the Bonus Plan Participants, to the holders of Series A Common Stock on a pro rata basis. For the avoidance of doubt, no payment shall be made by Parent to the Paying Agent in the event that the Net Working Capital Amount as finally determined in accordance with Section 2.9(c) is not more than the Estimated Net Working Capital Amount by more than $50,000.

SECTION 2.10 Earnout.

(a) Parent shall pay to the Paying Agent for disbursement to the Shareholders in accordance with Section 2.10(e) as additional Merger Consideration an amount in cash not to exceed in the aggregate $8,000,000 (the “Earnout”) in accordance with this Section 2.10, which amount of additional Merger Consideration will be reduced by the portion of the Earnout that is payable to the Bonus Plan Participants under the Incentive Bonus Plan in respect of such Earnout (plus the amount of the employer portion of related withholding taxes), and which portion will be paid to the Bonus Plan Participants in accordance with the terms of the Incentive Bonus Plan Distribution Agreement. An Earnout Payment (as defined below) may be achieved for each of the 12-month periods ending on December 31, 2013, December 31, 2014 and December 31, 2015 (each, an “Earnout Year”). Within 45 days after December 31, 2013, Parent shall pay to the Paying Agent for disbursement to the Shareholders in accordance with Section 2.10(e), an amount equal to 50% of Total Revenue (as defined below) for fiscal year 2013 in excess of $9,000,000. Within 45 days after December 31, 2014, Parent shall pay to the Paying Agent for disbursement to the Shareholders in accordance with Section 2.10(e), an amount equal to 50% of Total Revenue for fiscal year 2014 in excess of $12,000,000. Within 45 days after December 31, 2015, Parent shall pay to the Paying Agent for disbursement to the Shareholders in accordance with Section 2.10(e), an amount equal to 50% of Total Revenue for fiscal year 2015 in excess of $19,000,000. For purposes hereof, “Total Revenue” includes aggregate revenue of the Surviving Corporation including, without limitation, revenue from product sales, license fees, non-recurring engineering and other services, calculated in accordance with GAAP. In addition, in the event Parent chooses to bundle or otherwise deliver Company products or services in a manner in which the related revenue for such products or services is either difficult to determine, or is discounted in any material respect below the discount levels in place at the Closing, such products and/or services will be deemed to have been sold at the average selling price for such products and/or services during the applicable fiscal year, and the amount of Total Revenue for purposes of calculating the applicable Earnout Payment will be adjusted upward accordingly.

(b) No later than 20 days after the expiration of each Earnout Year, Parent shall deliver to the Shareholders’ Representative a computation (the “Earnout Statement”) of Total Revenue and the portion of the Earnout, if any, attributable to such period (an “Earnout Payment”). Unless within 20 days after receipt of such computation, the Shareholders’ Representative tenders written notice to Parent setting forth any and all items of disagreement relating to such computation, the computation will be conclusive and binding on the Shareholders’ Representative, and as soon as practicable but in no event later than 45 days following the end of the Earnout Year, Parent will pay to the Paying Agent the Earnout Payment, if any, less the portion of the Earnout payable to the Bonus Plan Participants under the Incentive Bonus Plan (plus the amount of the employer portion of related withholding taxes), as provided in the Incentive Bonus Plan Distribution Agreement.

(c) If the Shareholders’ Representative delivers a dispute notice within such 20-day period following receipt of the Earnout Statement, Parent and the Shareholders’ Representative shall use commercially reasonable efforts to resolve their differences for a period of 10 days. If Parent and the Shareholders’ Representative are unable to resolve their differences within such period, the dispute shall be resolved by the Accounting Firm. Parent and the Shareholders’ Representative will request that the Accounting Firm render a determination as to the computation of the Earnout Payment within 30 days after their retention, and Parent and the Shareholders’ Representative will cooperate fully with the Accounting Firm so as to facilitate a final determination as quickly and as accurately as possible. In making such resolution, the Accounting Firm will consider only those issues, items or amounts in the Earnout Statement as to which the Shareholders’ Representative has disagreed in writing in the aforementioned dispute notice. The Accounting Firm’s final determination (the “Final Earnout Report”) for any given Earnout Year will be in writing and will be binding on Parent and the Shareholders’ Representative on behalf of the Shareholders, and the fees and expenses of the Accounting Firm will be paid by Parent and the Shareholders’ Representative in the same proportion as the dollar amount of the adjustment reflected in the Final Earnout Report bears to the total dollar amount of all disputed items. In the event that any amount is payable as the Earnout Payment under this Section 2.10(c), Parent will pay such amount (net of the portion of the Earnout payable to the Bonus Plan Participants under the Incentive Bonus Plan and the amount of the employer portion of related withholding taxes, as provided in the Incentive Bonus Plan Distribution Agreement) by wire transfer of immediately available funds to an account designated by the Shareholders’ Representative, for distribution to the appropriate Shareholders, as soon as reasonably practicable but in no event later than five Business Days following the receipt of the Final Earnout Report.

(d) Any Earnout Payments to which the Shareholders are entitled to under this Section 2.10 shall bear simple interest at a rate equal to 8% per annum commencing 45 days after the end of the applicable Earnout Year for which such Earnout Payment is due. Such interest shall be payable to the Shareholders’ Representative in immediately available funds upon demand. In addition, the Shareholders’ Representative shall be promptly reimbursed from the Expense Fund for any and all costs or expenses of any nature or kind whatsoever (including, but not limited to, all attorneys’ fees) incurred in seeking to collect such unpaid Earnout Payments or to enforce the provisions of this Section 2.10.

(e) Any Earnout Payment paid by Parent to the Paying Agent (which shall be net of the portion of the Earnout payable to the Bonus Plan Participants under the Incentive Bonus Plan and the amount of the employer portion of related withholding taxes, as provided in the Incentive Bonus Plan Distribution Agreement) shall be disbursed by the Paying Agent to the Shareholders, after deducting amounts owed to KippsDeSanto & Co. and any expenses of the Shareholders’ Representative, as follows:

(i) first, to the holders of Series A Common Stock pro rata in accordance with the number of shares of Series A Common Stock held by each such holder until such time as the aggregate payments to the holders of Series A Common Stock hereunder, taken as a whole, and including (A) the amount of the Common Closing Date Payment paid to such holders pursuant to Section 2.6(c), (B) the amount of any portion of the Escrow Fund disbursed to such holders pursuant to Article IX or the Escrow Agreement, (C) the amount of the Expense Fund disbursed to such holders pursuant to Section 10.1(c) and (D) the amount of any Earnout Payments paid to such holders pursuant to this Section 2.10, equals the Aggregate Series A Common Stock Preference Amount; and

(ii) thereafter, to the holders of all of the Company’s Capital Stock, on an as converted basis, pro rata in accordance with the number of shares of Company Capital Stock held by each such holder.

(f) Parent agrees to act in good faith and in a manner consistent with the intention of the parties such that the Shareholders have a reasonable opportunity to earn the full Earnout. It is the parties’ expectation that during the period of the Earnout the Business shall be managed and operated in a manner that is substantially consistent with past practice.

ARTICLE III

EXCHANGE OF COMPANY CERTIFICATES

SECTION 3.1 Exchange of Company Certificates.

(a) Payment.

(i) At or prior to the Closing, (A) Parent shall deliver to the Paying Agent pursuant to the Paying Agent Agreement the aggregate Closing Date Payment to be paid to the Shareholders pursuant to Section 2.6(b) and Section 2.6(c), except that (1) the sum of $1,000,000 (the “Escrow Fund”) shall be deducted from the Closing Date Payment and delivered to the Escrow Agent to hold in accordance with the terms of the Escrow Agreement, (2) the sum of $100,000 (the “Expense Fund”) shall be deducted from the Closing Date Payment and delivered to the Shareholders’ Representative by wire transfer of immediately available funds to an account designated by the Shareholders’ Representative to be held by the Shareholders’ Representative in accordance with Section 10.1 and (3) an amount equal to the Bonus Plan Payments (plus the amount of the employer portion of related withholding taxes) shall be deducted from the Closing Date Payment and delivered to the Company by wire transfer of immediately available funds to an account designated by the Company to be paid by the Company to the Bonus Plan Participants under the Incentive Bonus Plan, as provided in the Incentive Bonus Plan Distribution Agreement, and (B) Parent shall deliver (1) the Escrow Fund to the Escrow Agent pursuant to the Escrow Agreement, (2) the Expense Fund to the Shareholders’ Representative and (3) the Bonus Plan Payments to the Company to be paid to the Bonus Plan Participants under the Incentive Bonus Plan, as provided in the Incentive Bonus Plan Distribution Agreement.

(ii) On the Closing Date or as soon as reasonably practicable thereafter, the Paying Agent shall disburse to each Shareholder that has delivered to Perkins Coie LLP (on behalf of the Company) pursuant to Section 3.1(b) (A) a duly executed and completed copy of the letter of transmittal (the “Letter of Transmittal”) and (B) surrendered for cancellation stock certificates and/or agreements representing such Shareholder’s shares of Company Capital Stock (collectively, such Shareholder’s “Company Certificates”), the amount of the Preferred Closing Date Payment or Common Closing Date Payment, as applicable, allocated to such Shareholder pursuant to Section 2.6(b) or Section 2.6(c).

(b) Exchange Procedures. Prior to the date of this Agreement, the Company has sent a Letter of Transmittal to each holder of Company Capital Stock. Upon surrender of a Company Certificate for cancellation to Perkins Coie LLP (on behalf of the Company), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, the Company Certificate so surrendered shall forthwith be canceled, and the holder of the Company Certificate shall be entitled to receive in exchange therefor in accordance with Section 3.1(a) from the Paying Agent, (i) the consideration payable to such holder, if any, pursuant to Section 2.6, without interest thereon, as such amount may be adjusted pursuant to Section 2.9, and (ii) the Earnout Payments, if any, at the times and subject to the conditions set forth in Section 2.10. Until so surrendered, each outstanding Company Certificate shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the payments, if any, pursuant to Section 2.6 and Section 2.10, as such amounts may be adjusted pursuant to Section 2.9, at the time and subject to the conditions set forth in Section 2.6 and/or Section 2.10, as applicable.

(c) Lost, Stolen or Destroyed Company Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and (ii) the execution and delivery to the Surviving Corporation by such Person of an indemnity agreement in customary form and substance, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Company Certificate, the amount of cash, without interest, that such Person would have been entitled to receive pursuant to Section 2.6 and Section 2.10, as such amounts may be adjusted pursuant to Section 2.9, at the time and subject to the conditions set forth in Section 2.6 and/or Section 2.10, as applicable, had such Person surrendered such lost, stolen or destroyed Company Certificate to Perkins Coie LLP (on behalf of the Company).

(d) No Liability. Notwithstanding anything to the contrary in this Section 3.1, neither the Company, the Shareholders’ Representative, Parent nor the Surviving Corporation shall be liable to any Person for any amount properly paid to a public official pursuant to any abandoned property, escheat or similar Law.

SECTION 3.2 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if required by the OBCA, but only to the extent required thereby, shares of Company Capital Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Capital Stock who have properly exercised appraisal rights with respect thereto in accordance with the OBCA (the “Dissenting Shares”) shall not be exchangeable for the right to receive any Merger Consideration, and holders of such shares of Company Capital Stock shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock in accordance with the provisions of the OBCA unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the OBCA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Capital Stock shall thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the applicable Merger Consideration, without any interest thereon. The Company will give Parent and Merger Sub prompt notice of any demands received by the Company for appraisal of shares of Company Capital Stock, and, prior to the Effective Time, Parent and Merger Sub will have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company will not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld), make any payment with respect to, or settle or offer to settle, any such demands.

SECTION 3.3 No Further Ownership Rights in Shares of Company Capital Stock; Closing of Company Transfer Books. At and after the Effective Time, each holder of Company Capital Stock shall cease to have any rights as a shareholder of the Company, except for, in the case of a holder of Company Capital Stock (other than shares to be cancelled pursuant to Section 2.6(a) or Dissenting Shares), the right to surrender such holder’s Company Certificate(s) in exchange for payment of the applicable Merger Consideration or, in the case of a holder of Dissenting Shares, to perfect his or her right to receive payment for his or her shares of Company Capital Stock pursuant to the OBCA, and no transfer of shares of Company Capital Stock shall be made on the stock transfer books of the Surviving Corporation. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company Capital Stock shall thereafter be made. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided for in this Agreement.

SECTION 3.4 Withholding Rights. The Shareholders’ Representative or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Shareholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Tax Law (including under Section 1445 of the Code, if applicable); provided, however, the Shareholders’ Representative or the Paying Agent shall notify any Shareholder from whom funds are properly withheld of the amount of such withholding. To the extent that amounts are so withheld by the Shareholders’ Representative or the Paying Agent in accordance with the foregoing, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholder in respect of which such deduction and withholding was made by the Shareholders’ Representative or the Paying Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Contemporaneously with the execution and delivery of this Agreement by the parties hereto, the Company shall deliver to Parent and Merger Sub a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Company Disclosure Schedule”). Any exception or qualification set forth in the Company Disclosure Schedule with respect to a particular representation, warranty or covenant contained herein shall be deemed to be an exception or qualification with respect to all other applicable representations, warranties and covenants contained in this Agreement if the applicability of such exception or qualification to any other applicable representation, warranty or covenant would be reasonably apparent to a Person reviewing the Company Disclosure Schedule, regardless of whether an explicit reference to such other representation, warranty or covenant is made. Nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation, warranty or covenant of the Company contained in this Agreement. Subject to the exceptions and qualifications set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 4.1 Authority. The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly authorized by the Board of Directors of the Company, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated by this Agreement, other than the approval by the shareholders of the Company in accordance with the Company Articles of Incorporation and the OBCA. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

SECTION 4.2 Organization; Subsidiaries. (a) The Company is a corporation duly organized and validly existing under the Laws of the State of Oregon, and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on the Business in all material respects. The Company is duly qualified to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Section 4.2(a) of the Company Disclosure Schedule lists each jurisdiction in which the Company is qualified to do business as a foreign corporation. True and complete copies of the Articles of Incorporation (the “Company Articles of Incorporation”) and Bylaws (the “Company Bylaws”) of the Company, each as amended and in effect as of the date of this Agreement, have been made available to Parent or its advisors.

(b) The Company does not currently own or control, and has never owned or controlled, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

SECTION 4.3 Company Capital Stock.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, 35,253,776 of which are designated Series A Common Stock and 64,746,224 of which are designated Series B Common Stock, and (ii) 50,000,000 shares of Company Preferred Stock, 21,971,125 of which are designated Series A Preferred Stock. As of the date of this Agreement, 34,253,776 shares of Series A Common Stock, 475,971 shares of Series B Common Stock and 18,895,168 shares of Series A Preferred Stock have been issued and are outstanding. All such issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights created by statute, the Company Articles of Incorporation, the Company Bylaws or any agreement to which the Company is a party or by which it is bound, and have been issued in compliance with applicable federal and state securities or “blue sky” Laws. Section 4.3(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the name of each holder of shares of Company Capital Stock and the number of shares of Company Common Stock and Company Preferred Stock held of record by each such shareholder. There are no accrued or unpaid dividends with respect to any issued and outstanding shares of Company Capital Stock that will not be satisfied by the payment of the Merger Consideration hereunder.

(b) As of the date of this Agreement, there are no outstanding options, warrants, calls, rights of conversion or other rights, agreements, arrangements or commitments of any kind or character, relating to the Company Capital Stock or the capital stock of any other Company to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of its capital stock, other than outstanding Company Options representing the right to purchase an aggregate of 6,270,470 shares of Series B Common Stock, and outstanding Company Warrants to purchase an aggregate of 400,000 shares of Series A Common Stock.

(c) Except as set forth in Section 4.3(c) of the Company Disclosure Schedule, there are (i) no rights, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the capital stock of the Company to which the Company is a party, or by which it is bound, obligating the Company to repurchase, redeem or otherwise acquire any issued and outstanding shares of capital stock of the Company; (ii) no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company, (iii) no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect to which the Company is a party with respect to the governance of the Company or the voting or transfer of any shares of capital stock of the Company and (iv) no authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the Company’s shareholders on any matter.

SECTION 4.4 Conflicts. Assuming all consents, waivers, approvals, authorizations, orders, permits, declarations, filings, registrations and notifications and other actions set forth in Section 4.5 have been obtained or made, the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated by this Agreement, does not and will not (i) conflict with or result in a violation of the Company Articles of Incorporation or Company Bylaws; (ii) conflict with or result in a violation of any Governmental Order or Law applicable to the Company or its assets or properties or (iii) result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, or result in the creation of any Encumbrance on any of the assets or properties of the Company pursuant to, any Contract to which the Company is a party, or by which any of the assets or properties of the Company is bound or affected.

SECTION 4.5 Consents, Approvals, Etc. Except as set forth in Section 4.5 of the Company Disclosure Schedule, no consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or other Person is required to be made or obtained by the Company in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, or the consummation by the Company of the transactions contemplated by this Agreement, except: (i) the filing of the Articles of Merger pursuant to the OBCA; (ii) applicable requirements, if any, under the OBCA, federal or state securities or “blue sky” Laws; and (iii) where the failure to obtain such consent, waiver, approval, authorization, order or permit, or to make such declaration, filing, registrations or notification would not adversely affect the Company in any material respect.

SECTION 4.6 Financial Statements. The Company has prepared, or caused to be prepared, and made available to Parent or its advisors the audited or reviewed (as applicable) financial statements of the Company (including the balance sheet and the related statements of income and cash flows of the Company) as of and for each of the fiscal years ended December 31, 2011 (reviewed), December 31, 2010 (reviewed) and December 31, 2009 (audited) (the “Company Financial Statements”). Except as set forth therein, the Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and with each other, and present fairly, in all material respects, the financial position, results of operations and cash flows of the Company as of the respective dates and during the respective periods indicated therein. The unaudited balance sheet of the Company as of June 30, 2012 shall be referred to in this Agreement as the “Current Balance Sheet” and the date thereof shall be referred to in this Agreement as the “Balance Sheet Date.”

SECTION 4.7 Undisclosed Liabilities. The Company has no material Liability except (i) as reflected in, reserved against or disclosed in the Company Financial Statements; (ii) as incurred in the ordinary course of business since the Balance Sheet Date (none of which results from, arises out of or relates to any breach of contract, breach of contractual warranty, tort, infringement or violation of law); (iii) for Liabilities arising from matters disclosed in the Company Disclosure Schedule; (iv) as incurred under this Agreement or in connection with the transactions contemplated hereby; or (v) as set forth in Section 4.7 of the Company Disclosure Schedule.

SECTION 4.8 Certain Changes or Events. Except as contemplated by this Agreement, between the Balance Sheet Date and the date of this Agreement, there has not been, occurred or arisen:

(a) any event or condition of any kind or character that has had a Material Adverse Effect;

(b) any issuance of (i) capital stock of the Company, except upon the exercise of Company Options, Company Warrants or upon the conversion of Company Preferred Stock into Company Common Stock, or (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue, deliver or sell any capital stock of the Company;

(c) any declaration, setting aside or payment of any dividend, or other distribution or capital return in respect of any shares of capital stock of the Company, or any redemption, repurchase or other acquisition by the Company of any shares of capital stock of the Company;

(d) any sale, assignment, transfer, lease, license or other disposition, or agreement to sell, assign, transfer, lease, license or otherwise dispose of, any assets of the Company other than (i) Inventory in the ordinary course of business or (ii) fixed assets having a value no greater than $10,000 individually, or $25,000 in the aggregate;

(e) any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets or otherwise) by the Company of any corporation, partnership or other business organization, or any division thereof;

(f) any change in any method of financial or Tax accounting or financial or Tax accounting practice used by the Company, other than such changes as are required by GAAP or Tax Law, as applicable;

(g) any Tax election (including any change in election);

(h) except as set forth in Section 4.8(h) of the Company Disclosure Schedule, (i) any employment, deferred compensation, severance or similar agreement entered into or amended by the Company, except any employment agreement providing for compensation of less than $10,000 per annum; (ii) any increase in the compensation payable, or to become payable, by the Company to any directors, officers, Company Employees, agents or representatives; (iii) any payment of or provision for any bonus, stock option, stock purchase, profit sharing, deferred compensation, pension, retirement or other similar payment or arrangement by the Company; or (iv) any increase in the coverage or benefits available under any benefit plan, payment or arrangement made to, for or with such directors, officers, Company Employees, agents or representatives, other than which are made pursuant to a contractual obligation or are required by applicable Law;

(i) any amendment or become subject to any Contract material to the Company, other than as set forth in Section 4.15 of the Company Disclosure Schedule;

(j) any capital expenditure or commitment therefor in excess of $10,000 individually or $25,000 in the aggregate;

(k) any changes by the Company in the conduct of its cash management customs and practices, including, without limiting, implementing any actions to accelerate the collection of Accounts Receivable or delay the payment of Accounts Payable;

(l) any agreement, other than this Agreement, to take any actions specified in this Section 4.8.

SECTION 4.9 Tax Matters.

(a) All material Tax Returns required to be filed by or with respect to the Company have been timely filed (taking into account applicable extensions of time to file) with the appropriate Governmental Authority, and all such Tax Returns are complete and accurate in all material respects. All Taxes shown as due on such Tax Returns have been paid.

(b) No deficiency for any material amount of Taxes has been proposed, asserted or assessed in writing by any Governmental Authority against the Company, which remains unpaid, except for any deficiencies that are being contested in good faith by appropriate proceedings. There are no audits, examinations or other administrative or judicial proceedings currently ongoing or pending with respect to any material Taxes of the Company. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company.

(c) There are no material Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(d) All material Taxes required to be withheld or collected by the Company have been withheld and collected and, to the extent required by Law, timely paid to the appropriate Governmental Authority.

(e) The Company is not a party to, nor has any obligation under, any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.

(f) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period described in Code Section 897(c)(1)(A)(ii).

(g) The Company has not received from any foreign, federal, state or local Taxing Authority (including jurisdictions where the Company has filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, or (ii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against the Company.

(h) The Company (i) has not been a member of an “affiliated Group” (as such term is defined in Section 1504 of the Code) or filed or been included in a combined, consolidated or unitary income Tax Return or (ii) has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or similar provision of Law), as a transferee or successor, by contract, or otherwise.

(i) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any (i) change in method of accounting requested on or prior to the Closing Date, (ii) “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax Law) executed on or before the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, other than any such amount received in the ordinary course of business, (iv) excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) attributable to events occurring before the Closing Date, (v) installment sale or open transaction disposition made on or prior to the Closing Date, or (vi) election under Section 108(i) of the Code attributable to events occurring before the Closing Date.

(j) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or in connection with the transactions contemplated by this Agreement, could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of Tax Law).

(k) The Company has not distributed stock of another Person, and has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 and 361 of the Code.

(l) The Company has not been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(m) The Company has never had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business or is subject to income Tax in a country other than the country in which it is organized.

(n) To the Knowledge of the Company, each agreement, contract, or other arrangement to which the Company is a party that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been maintained in good faith compliance with Section 409A of the Code and the regulations thereunder and no amount under any such agreement, contract, or other arrangement is or has been subject to the interest and additional Tax set forth under Section 409A of the Code. The Company does not have any actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest or additional Tax set forth under Sections 4999 or 409A of the Code.

SECTION 4.10 Litigation and Governmental Orders. As of the date of this Agreement, (i) there are no Actions pending or, to the Knowledge of the Company, threatened against the Company, any of the assets or properties of the Company, or any of the directors and officers of the Company in their capacity as directors or officers of the Company, and (ii) neither the Company nor its assets and properties are subject to any Governmental Order relating specifically to the Company or any of its assets or properties.

SECTION 4.11 Compliance with Laws. The Company is in compliance with all applicable Laws, except for such non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Since January 1, 2009, the Company has not received any written notice from any Governmental Authority to the effect that the Company is not in compliance with any applicable Law.

SECTION 4.12 Permits. Section 4.12 of the Company Disclosure Schedule sets forth a true and complete list of all material Permits required to permit the Company to conduct the Business. As of the date of this Agreement, all of the material Permits held by or issued to the Company are in full force and effect, and the Company is in compliance in all material respects with each such Permits held by or issued to it. Since January 1, 2009, the Company has not received any written notice from any Governmental Authority to the effect that the Company is not in compliance with any Permit.

SECTION 4.13 Tangible Property.

(a) The Company does not own any real property. Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of each item of real property that, as of the date of this Agreement, is leased from a third party by the Company (“Leased Real Property”). The Company has a valid and subsisting leasehold interest in all Leased Real Property leased by it, in each case free and clear of all Encumbrances, other than Permitted Encumbrances. With respect to each such leasehold interest, the Company has not violated and is not currently in violation of any of the terms or conditions under any leases relating to the Leased Real Property in any material respect, and, to the Knowledge of the Company, all of the material covenants to be performed by the lessor under such leases have been fully performed.

(b) The Company has valid and subsisting ownership or leasehold interests in all of the material tangible personal assets and properties used or leased for use by the Company in connection with the conduct of the Business, free and clear of all Encumbrances, other than Permitted Encumbrances.

(c) As of the date of this Agreement, there are no pending, or to the Knowledge of the Company, threatened, condemnation or similar proceedings against the Company or otherwise relating to the Leased Real Property, nor has the Company received any written notice of the same.

SECTION 4.14 Proprietary Rights.

(a) Section 4.14(a) of the Company Disclosure Schedule sets forth as of the date of this Agreement, a true, correct and complete list of all registered Proprietary Rights and pending applications therefor and all unregistered trademarks, trade names, and service marks material to the Company as follows: (i) for each registered trademark, trade name or service mark, or application therefor, the application serial number or registration number thereof, if applicable, the class of goods or the description of the goods or services covered thereby, the countries in which such trade name or trademark is registered or in which registration is being applied for, and the expiration date for each country in which such trademark or trade name has been registered; (ii) for each registered patent or copyright, or application therefor, the number and date of registration or application thereof for each country in which a patent or copyright has been registered or in which registration is being applied for and (iii) for each unregistered patent, trademark, trade name, service mark or copyright, a brief description thereof.

(b) The Company owns or has a valid license or other right to use all Proprietary Rights and Technology necessary to the conduct of the Business, and such Proprietary Rights will not cease to be valid rights of the Company by reason of the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, or the consummation by the Company of the transactions contemplated by this Agreement. The Company has not received any written notice as of the date of this Agreement of any alleged invalidity with respect to any of such Proprietary Rights. The Company’s operations and business do not infringe or misappropriate the Proprietary Rights of any Person. The Company has taken reasonable steps to maintain and protect as confidential and proprietary all of its trade secrets and other non-public proprietary information, or any alleged infringement of any Proprietary Rights of others due to any activity by the Company in connection with the conduct of the Business. To the Knowledge of the Company, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any of the Intellectual Property.

SECTION 4.15 Certain Contracts.

(a) Section 4.15(a) of the Company Disclosure Schedule contains a true, correct and complete list of all Contracts referred to in clauses (i) through (xi), inclusive, of this Section 4.15 to which the Company is a party (each, a “Listed Contract” and, collectively, the “Listed Contracts”). True, correct and complete copies of each Listed Contract have been made available to Parent or its advisors:

(i) each Contract that involves performance of services or delivery of goods or materials or other sales of assets not the in ordinary course of business by the Company of an amount or value in excess of $5,000;

(ii) each Contract that involves performance of services or delivery of goods or materials or other sales of assets not the in ordinary course of business to the Company of an amount or value in excess of $5,000;

(iii) each note, debenture, guarantee, loan, credit or financing agreement or instrument, or other Contract for money borrowed or evidencing an Encumbrance (other than a Permitted Encumbrance), including any agreement or commitment for future loans, credit or financing;

(iv) each employment agreement involving annual salary and guaranteed bonus payments by the Company in excess of $10,000;

(v) each Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vi) each lease, rental or occupancy agreement, installment and conditional sale agreement, and other Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real property involving individual annual payments in excess of $10,000 and which is not terminable by the Company without penalty on 30 days’ notice or less;

(vii) each license agreement or other similar Contract with respect to any Proprietary Rights (other than “off the shelf” and other standard license agreements or contracts that are generally available to others);

(viii) each joint venture agreement, partnership agreement, limited liability company agreement or other agreement involving a merger, consolidation or similar business combination;

(ix) each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $10,000 which is not terminable by the Company without penalty on 30 days’ notice or less;

(x) each Contract between the Company, on the one hand, and any director, officer or Affiliate of the Company, on the other hand (other than employment arrangements, stock option agreements, or other similar agreements or arrangements entered into in the ordinary course of business); and

(xi) each Contract involving any resolution or settlement of any actual or threatened Action during the past 3 years;

(xii) each Contract containing covenants presently limiting, in any material respect, the freedom of the Company to compete with any Person in any line of business or in any area or territory.

(b)(i) Each Listed Contract is in full force and effect and represents a legally valid and binding obligation of the Company; (ii) the Company has performed, in all material respects, all obligations required to be performed by it under each of the Listed Contracts; (iii) the Company is not in material breach or violation of, or material default under, any of the Listed Contracts, nor has the Company received any written notice that it has materially breached, violated or defaulted under any of the Listed Contracts; and (iv) to the Knowledge of the Company, no other party to any Listed Contract is in material breach or violation of, or material default under, any of the Listed Contracts.

SECTION 4.16 Employee Benefit Matters.

(a) Section 4.16(a) of the Company Disclosure Schedule contains a true, correct and complete list of each employee benefit plan (including any “employee benefit plan” as defined in Section 3(3) of ERISA) maintained or contributed to by the Company, or under which current or former employees of the Company benefit (each, a “Company Benefit Plan” and, collectively, the “Company Benefit Plans”). The Company has made available to Parent and its agents and representatives copies of (i) each Company Benefit Plan, including schedules and financial statements attached thereto; (ii) the most recent annual report (Form 5500) filed with the IRS with respect to each such Company Benefit Plan; (iii) each trust agreement and any other material written agreement relating to each such Company Benefit Plan; (iv) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required, together with any summary of material modifications thereto and (v) the most recent determination or opinion letter issued by the IRS with respect to any such Company Benefit Plan intended to be qualified under Section 401(a) of the Code.

(b) Each Company Benefit Plan is in compliance in all material respects with the applicable requirements of ERISA and the Code, and no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any Company Benefit Plan could be subject to any material liability under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable Law other than in the ordinary course. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS or any other Governmental Authority with respect to any Company Benefit Plan (other than routine claims for benefits in the normal course).

(c) All contributions or payments required to have been made under the terms of any Employee Plan have been made. Contributions that are not yet due have been accrued on the Financial Statements.

(d) The Company does not contribute, nor within the six-year period ending on the date hereof has it contributed or been obligated to contribute, to any plan, program or agreement which is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA

(e) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former Company Employees for periods extending beyond the last day of the month of their retirement or other termination of service, except (i) to the extent required by applicable Law, including, without limitation, Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, (ii) disability benefits attributable to disabilities that occur prior to retirement or other termination of service, and (iii) conversion rights.

(f) No condition exists that would prevent the Company from amending or terminating any Company Benefit Plan providing health or medical benefits in respect of any active Company Employee, except for standard notice, consents, and termination fees.

(g) For purposes of this Section 4.16, any reference to the Company shall be deemed to refer also to any entity which is under common control or affiliated with the Company within the meaning of Section 4001 of ERISA and/or Section 414 of the Code.

SECTION 4.17 Labor Matters.

(a) The Company is not a party to any labor agreement with respect to its employees with any labor organization, group or association, nor, to the Knowledge of the Company, have there been any attempts to organize the employees of the Company during the three-year period prior to the date of this Agreement. As of the date of this Agreement, there is no labor strike, labor disturbance or work stoppage pending against the Company. Within the past three-year period, the Company has not incurred any liability or obligation under the Workers Adjustment and Retraining Notification Act or any other similar state or local law that remains unsatisfied.

(b) Section 4.17(b) of the Company Disclosure Schedule identifies for each Company Employee, his or her (i) name, (ii) position or job title, (iii) base salary or wages earned in the year ended December 31, 2011, (iv) bonus or other compensation earned in the year ended December 31, 2011 and (v) current base salary or wages

(c) The Company has classified each individual who currently performs services for or on behalf of such Company as a contractor or employee in accordance with all applicable Law.

(d) To the Knowledge of the Company, there are no claims against the Company by any Person for unpaid wages, wrongful termination, accidental injury or death, sexual harassment or discrimination or violation of any Law.

(e) The Company has on file a valid Form I-9 for each Company Employee hired by it on or after November 7, 1986 and for each employee whose employment with it terminated on or after October 1, 2005. All Company Employees are (i) United States citizens or lawful permanent residents of the United States, (ii) aliens whose right to work in the United States is unrestricted, (iii) aliens who have valid, unexpired work authorization issued by the U.S. Department of Homeland Security or (iv) aliens who have been continually employed by the Company since November 6, 1986. The Company has not been the subject of an immigration compliance or employment visit from, nor has it been assessed any fine or penalty by, or been the subject of any order or directive of, the United States Department of Labor or the U.S. Department of Homeland Security.

SECTION 4.18 Environmental Matters. To the Knowledge of the Company, (i) no Hazardous Material is present at any of the Leased Real Property in violation in any material respect of any applicable Environmental Law; (ii) the Company has not engaged in any Hazardous Materials Activity in violation in any material respect of any applicable Environmental Law; and (iii) no Action is pending or has been threatened against the Company concerning any of the Hazardous Materials Activities of the Company, or Hazardous Materials Activity on any of the Leased Real Property.

SECTION 4.19 Related Party Transactions. No Related Party (i) has any direct or indirect interest in any material asset used in or otherwise relating to the Business, (ii) has entered into any material Contract, transaction or business dealing involving the Company, (iii) is competing with the Company or (iv) has any claim or right against the Company (other than rights to receive compensation for services performed as an officer, director or employee of the Company).

SECTION 4.20 Brokers. Except for KippsDeSanto & Co., which is entitled to certain advisory fees in connection with this Agreement and the transactions contemplated by this Agreement, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of the Company.

SECTION 4.21 Government Contracts.

(a) A true and complete list of each Government Contract that the Company is a party to is listed in Section 4.21(a) of the Company Disclosure Schedule. True, correct and complete copies of each Government Contract have been made available to Parent or its advisors

(b) With respect to each Government Contract (i) neither the United States government nor any prime contractor or subcontractor thereof has notified the Company in writing that the Company has breached or violated any Law, certification, representation, clause, provisions or requirement pertaining to any such Government Contract in any material respect, (ii) the Company has not received any written notice of termination for convenience, notice of termination for default, cure notice or show cause notice pertaining to any such Government Contract, (iii) as of the date of this Agreement, other than in the ordinary course of business, to the Knowledge of the Company, no cost incurred by the Company pertaining to any such Government Contract has been questioned or challenged, is the subject of any audit or investigation or has been disallowed by any Governmental Authority, and (iv) as of the date of this Agreement, no payments due to the Company pertaining to any such Government Contract has been withheld or set off, nor has any written claim been made to withhold or set off money, and the Company is entitled to all payments received to date with respect thereto.

(c) To the Knowledge of the Company, (i) neither the Company nor any officer, Company Employee or consultant, agent or representative authorized to act on behalf of the Company is, or since January 1, 2007 has been, under administrative, civil or criminal investigation, indictment or information by Governmental Authority or under any audit or investigation by the Company with respect to any alleged act or omission arising under or relating to any Government Contract, offer or bid, and (ii) the Company has made no voluntary disclosure with respect to any alleged irregularity, mischarging, misstatement, or omission arising under or related to any Government Contract, offer or bid that has led or would be reasonably likely to lead, either before or after the Closing Date, to any of the consequences set forth in clauses (i) or (ii) above or any other damage, penalty assessment, recoupment or payment or disallowance of cost.

(d) Neither the Company nor any officer or, to the Knowledge of the Company, any Company Employee or consultant, agent or representative authorized to act on behalf of the Company has been suspended, proposed for debarment or debarred from participation in the award of any Government Contract, offer or bid with the United States government or any other Governmental Authority (excluding for this purpose ineligibility to bid on certain Government Contracts due to generally applicable bidding requirements).

SECTION 4.22 Insurance. Set forth in Section 4.22 of the Company Disclosure Schedule is a true and complete list and description of each insurance policy currently in effect that covers the Company (including self-insurance), specifying as to each policy (a) the carrier, (b) policy number, (c) expiration date, (d) amount of annual premiums, (e) type of coverage provided, and (f) whether such policy is claims or occurrence based. Such policies are in full force and effect, all premiums thereon have been paid, and the Company is otherwise in compliance in all material respects with the terms and provisions of such policies. The Company is not in material default under any of the insurance policies set forth in Section 4.22 of the Company Disclosure Schedule (or required to be set forth in Section 4.22 of the Company Disclosure Schedule) and, to the Knowledge of the Company, there exists no event, occurrence, condition or act (including the Merger) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default thereunder. The Company has not received any notice of cancellation or non-renewal of any such policy or arrangement nor has the termination of any such policies or arrangements been threatened in writing, and there exists no event, occurrence, condition or act which, with the giving of notice or the lapse of time, would entitle any insurer to terminate or cancel any such policies. Section 4.22 of the Company Disclosure Schedule also sets forth a list of all pending claims and the claims history for the Company during the past five (5) years (including with respect to insurance obtained during such period but not currently maintained).

SECTION 4.23 Accounts Receivable; Accounts Payable; Accrued Liabilities.

(a) Except as set forth in Section 4.23 of the Company Disclosure Schedule, the Accounts Receivable have arisen from bona fide transactions in the ordinary course of business and will be good and collectible in full in the ordinary course of business, and in any event not later than 120 days after the Closing Date, and none of such accounts receivable is, or at the Closing Date will be, subject to any valid counterclaim or right of set-off, other than counterclaims or rights of set-off since the Balance Sheet Date arising in the ordinary course of business or as reserved for on the Balance Sheet.

(b) The Accounts Payable and Accrued Liabilities have arisen in bona fide arm’s length transactions in the ordinary course of business. There are no unpaid invoices or bills representing amounts alleged to be owed by the Company, or other alleged obligations of the Company, which the Company has disputed or determined to dispute or refuse to pay. Since the Balance Sheet Date, the Company has paid its account payables on a timely basis in the ordinary course of business consistent with past practice.

SECTION 4.24 Inventory. Except as set forth in Section 4.24 of the Company Disclosure Schedule, (i) the Inventory is in the physical possession or control of the Company and (ii) none of the Inventory has been pledged as collateral or otherwise is subject to any Encumbrance (other than any Permitted Encumbrance or any Encumbrance imposed as a matter of law) or is held on consignment from others. The Inventory was acquired or produced by the Company in the ordinary course of business, consistent with past practice. Subject to any reserves reflected in the Financial Statements, the Inventory is good and merchantable and is of a quality and quantity useable and salable by the Company in the ordinary course of business in all material respects.

SECTION 4.25 Customers and Suppliers. Section 4.25 of the Disclosure Schedule sets forth a true and complete list of the top ten (10) customers and suppliers of the Company, based on sales volume, for the period beginning on January 1, 2011 and ending on the date hereof. Except as set forth in Section 4.25 of the Company Disclosure Schedule, (a) to the Knowledge of the Company, no such supplier or customer has canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with the Company and (b) no customer of the Company has any re-stocking rights or similar right to return any non-defective products to the Company for reimbursement or credit.

SECTION 4.26 Bank Accounts; Powers of Attorney. Section 4.26 of the Company Disclosure Schedule sets forth a true and complete list of (i) the name and address of each bank or financial institution in which the Company has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto and (ii) the names of all Persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

SECTION 4.27 Product Warranties.

(a) Section 4.27(a) of the Company Disclosure Schedule contains a form of each product warranty relating to products produced or sold by the Company or services performed by the Company at any time during the five-year period preceding the date of this Agreement.

(b) Except as set forth in Section 4.27(b) of the Company Disclosure Schedule, to the Knowledge of the Company, no material defect exists in any design, materials, manufacture or otherwise in any products designed, manufactured, marketed or sold by the Company during the past five (5) years or any defect in, or replacement of, any such products which could give rise to any material claim.

(c) Except as provided in any of the standard product warranties described in Section 4.27(a) of the Company Disclosure Schedule and as otherwise set forth in Section 4.27(c) of the Company Disclosure Schedule, the Company has not sold any products or services which are subject to an extended warranty of the Company beyond the lesser of two (2) years from the date of installation or thirty (30) months from the date of shipment, whichever comes first, and which warranty has not yet expired.

(d) To the Knowledge of the Company, each of the products of the Company has been designed and manufactured in all material respects to meet and comply with all U.S. governmental requirements applicable to the Company and contractually agreed-to customer specifications, in any case, currently in effect. To the Knowledge of the Company, there are no statements, citations or decisions by any Governmental Authority or any product testing laboratory stating that any product of the Company is unsafe or fails to meet any standards, whether mandatory or voluntary, promulgated by such Governmental Authority or testing laboratory, as the case may be, nor have there been any mandatory or voluntary recalls of any product of the Company. To the knowledge of the Company, there has been no pattern of defects in the design, construction, manufacture, assembly or installation of any product designed, manufactured, marketed or sold by the Company nor any fact relating to any such product that may impose a duty on the Company to recall any product or warn any customer of a defect in any product.

SECTION 4.28 Improper Payments. Neither the Company nor, to the Knowledge of the Company, any of the Company’s directors, officers, Company Employees or agents or representatives authorized to act on behalf of the Company has (a) used any funds of the Company for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable Law in jurisdictions in which the Company operates or (b) accepted or received any unlawful contributions, payments, expenditures or gifts.

SECTION 4.29 Export Control Regulations.

(a) Section 4.29(a) of the Company Disclosure Schedule contains a true and complete list of (i) all current and active import and export licenses issued by the United States federal government for the products imported or exported by the Company and for the procurement by the Company of materials related to the manufacture of its products; (ii) a complete and current accounting of licensing exemptions used by the Company for products being imported or exported; and (iii) all export related agreements, including, but not limited to, technical assistance agreements, manufacturing license agreements, distribution and warehousing agreements with any non-U.S. entity for the manufacture of export controlled designs or for the transfer of technical information between the Company and a non-U.S. Person.

(b) Section 4.29(b) of the Company Disclosure Schedule contains a true and complete list of all voluntary disclosures made, currently in process or proposed for submission to the U.S. Government by the Company with respect to import and export matters within the last five (5) years.

(c) The Company has an export compliance program that has been administered in such a manner as to reasonably assure that the Company has been conducted in compliance in all material respects with the U.S. Government regulations regarding the export of commercial and defense related products and technology.

SECTION 4.30 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV (as modified by the Company Disclosure Schedule), neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company or any of its Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in Article IV hereof (as modified by the Company Disclosure Schedule), the Company hereby disclaims all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Parent or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent by any director, officer, employee, agent, consultant, or representative of the Company or any of its Affiliates). The Company makes no representations or warranties to Parent regarding any projection or forecast regarding future results or activities or the probable success or profitability of the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

SECTION 5.1 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder, and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, have been duly authorized by the Board of Directors of each of Parent and Merger Sub and no other corporate or other action on the part of either Parent or Merger Sub is necessary to authorize the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder or the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a legally valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of Law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

SECTION 5.2 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on its business in all material respects as currently conducted. Parent is duly qualified to do business as a foreign corporation, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or in good standing would not have a material adverse effect on the ability of Parent to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

SECTION 5.3 Conflicts. Assuming all consents, approvals, authorizations, filings and notifications and other actions set forth in Section 5.4 have been obtained or made, the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations hereunder, and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, does not and will not (i) conflict with or result in a material violation of the organizational documents of Parent or Merger Sub; (ii) conflict with or result in a material violation of any Governmental Order or Law applicable to Parent or Merger Sub or their respective assets or properties; or (iii) result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, or result in the creation of any Encumbrance on any of the assets or properties of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party, or by which any of the assets or properties of Parent or Merger Sub is bound or affected, except, in the case of clauses (ii) and (iii) of this Section 5.3, as would not have a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement.

SECTION 5.4 Consents, Approvals, Etc. No consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or third party is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder, or the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, except (i) the filing of the Articles of Merger pursuant to the OBCA; (ii) applicable requirements, if any, under the OBCA, federal or state securities or “blue sky” Laws; (iii) the approval of Parent’s banking syndicate; and (iv) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not, when taken together with all other such failures by Parent and Merger Sub, have a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement.

SECTION 5.5 Litigation and Governmental Orders. As of the date of this Agreement, (i) there are no Actions pending against Parent, Merger Sub or any other Subsidiaries of Parent (“Parent Subsidiaries”), or any of the assets or properties of Parent, Merger Sub or any Parent Subsidiaries, or any of the directors or officers of Parent, Merger Sub or any Parent Subsidiaries in their capacity as directors or officers of Parent, Merger Sub or any Parent Subsidiaries that would have a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement and (ii) Parent, Merger Sub and the Parent Subsidiaries and their respective assets and properties are not subject to any material Governmental Order that would prevent either Parent or Merger Sub from performing its respective obligations under this Agreement or consummating the transactions contemplated by this Agreement.

SECTION 5.6 Due Diligence Investigation. Parent has had an opportunity to discuss the business, management, operations and finances of the Company with its officers, directors, employees, agents, representatives and affiliates, and has had an opportunity to inspect the facilities of the Company. Parent has conducted its own independent investigation of the Company. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Parent has relied solely upon the representations and warranties of the Company set forth in Article IV (and acknowledges that such representations and warranties are the only representations and warranties made by the Company) and has not relied upon any other information provided by, for or on behalf of the Company or its agents or representatives, to Parent in connection with the transactions contemplated by this Agreement. Parent has entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any projection or forecast regarding future results or activities or the probable success or profitability of the Company.

SECTION 5.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates.

SECTION 5.8 No Prior Activities. Merger Sub has not incurred nor will it incur any liabilities or obligations, except those incurred in connection with its organization and with the negotiation of this Agreement and the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement, including the Merger. Except as contemplated by this Agreement, Merger Sub had not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person, or become subject to or bound by any obligation or undertaking. As of the date of this Agreement, all of the issued and outstanding capital stock of Merger Sub is owned beneficially and of record by Parent, free and clear of all Encumbrances (other than those created by this Agreement and the transactions contemplated by this Agreement).

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.1 No Solicitation. During the Pre-Closing Period, the Company shall not, and shall direct each of its officers, directors, affiliates, shareholders and employees and any investment banker, attorney or other advisor or representative retained by the Company (all of the foregoing collectively being the “Company Representatives”) not to, directly or indirectly, (i) solicit, initiate, seek, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal or (v) submit any Acquisition Proposal to the vote of the shareholders of the Company. The Company shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal.

SECTION 6.2 Conduct of the Company Prior to the Effective Time.

(a) Unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed) and except as otherwise contemplated by this Agreement or set forth in the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall conduct the Business in the usual, regular and ordinary course.

(b) Except as otherwise contemplated by this Agreement or set forth in the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall not do or cause to be done any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) issue (A) any capital stock of the Company, except upon the exercise of Company Options or Company Warrants outstanding on the date of this Agreement or upon the conversion of Company Preferred Stock into Company Common Stock, or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue, deliver or sell any capital stock of the Company;

(ii) except in the ordinary course of business, create any Encumbrance on any assets or properties (whether tangible or intangible) of the Company, other than Permitted Encumbrances;

(iii) sell, assign, transfer, lease, license or otherwise dispose of, or agree to sell, assign, transfer, lease, license or otherwise dispose of, any assets of the Company other than (i) Inventory in the ordinary course of business or (ii) fixed assets having a value no greater than $10,000 individually, or $25,000 in the aggregate;;

(iv)(A) enter into or amend any employment, deferred compensation, severance or similar agreement, except any employment agreement providing for compensation of less than $10,000 per annum; (B) increase the compensation payable, or to become payable, by the Company to directors or officers of the Company or Company Employees; (C) pay or make provision for the payment of any bonus, stock option, stock purchase, profit sharing, deferred compensation, pension, retirement or other similar payment or arrangement to any Company Employee, or any director or officer of the Company; or (D) increase the coverage or benefits available under any employee benefit plan, payment or arrangement made to, for or with any director, officer, Company Employee, agent or representative, other than, with respect to each of clauses (A), (B), (C) and (D), increases, payments or provisions which are made pursuant to a contractual obligation or are required by applicable Law;

(v) change any method of financial or Tax accounting or financial or Tax accounting practice used by the Company, other than such changes required by GAAP or Tax Law, as applicable;

(vi) amend the Company Articles of Incorporation or Company Bylaws;

(vii) declare, set aside or pay any dividend or distribution or other capital return in respect of any shares of capital stock of the Company, or redeem, purchase or acquire any shares of capital stock of the Company

(viii) incur any capital expenditure or commitment therefor in excess of $10,000 individually or $25,000 in the aggregate;

(ix) change the conduct of its cash management customs and practices, including, without limiting, implementing any actions to accelerate the collection of Accounts Receivable or delay the payment of Accounts Payable;

(x) amend or become subject to any Contract material to the Company; or

(xi) enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 6.2(b).

SECTION 6.3 Access to Information. Subject to the terms of the Confidentiality Agreement, during the Pre-Closing Period, upon reasonable notice and during normal business hours, the Company shall, and shall cause the Company and each Company Representative to, (i) afford the officers, employees and authorized agents and representatives of Parent reasonable access to the offices, properties, books and records of the Company and (ii) furnish to the officers, employees and authorized agents and representatives of Parent such additional financial and operating data and other information regarding the assets, properties and business of the Company as Parent may from time to time reasonably request in order to assist Parent in fulfilling its obligations under this Agreement and to facilitate the consummation of the transactions contemplated by this Agreement; provided, however, that Parent shall not interfere with any of the operations or business activities of the Company. Notwithstanding the foregoing, the Company shall not be required to provide access to or disclose information where such access or disclosure would waive the attorney-client privilege of the Company or contravene any Law or binding agreement entered into prior to the date of this Agreement.

SECTION 6.4 Confidentiality. Parent and Merger Sub hereby agree to be bound by and comply with the terms of the Confidentiality Agreement, which are hereby incorporated into this Agreement by reference and shall continue in full force and effect until the Effective Time, such that the information obtained by Parent and Merger Sub, or their respective officers, employees, agents or representatives, during any investigation conducted pursuant to Section 6.3, or in connection with the negotiation and execution of this Agreement or the consummation of the transactions contemplated by this Agreement, or otherwise, shall be governed by the terms of the Confidentiality Agreement.

SECTION 6.5 Efforts; Consents; Regulatory and Other Authorizations.

(a) Each party to this Agreement shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement; (ii) obtain all authorizations, consents, orders and approvals of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement, including those consents set forth in the Company Disclosure Schedule; (iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement; and (iv) fulfill all conditions to the such party’s obligations under this Agreement. Each party to this Agreement shall cooperate fully with the other parties to this Agreement in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, in connection with obtaining such consents from third parties, no party to this Agreement shall be required to make payments, commence litigation or agree to modifications of the terms and conditions of any agreements with third parties. The parties to this Agreement shall not take any action that is reasonably likely to have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

(b) In furtherance of and not in limitation of the terms of Section 6.5(a), the Company shall use commercially reasonable efforts to obtain the adoption of this Agreement by its shareholders to the extent required by the OBCA for the consummation of the Merger. Without limiting the generality of the foregoing, as promptly as practicable following the execution and delivery of this Agreement, the Company shall submit this Agreement to the Company’s shareholders for adoption at a meeting of the Company’s shareholders or by written consent of the Company’s shareholders, which shall be called and held or solicited, as the case may be, in accordance with the requirements of the OBCA and the Company Articles of Incorporation and Company Bylaws (the “Company Shareholder Consent”). The materials submitted to the Company’s shareholders in connection with the Company Shareholder Consent shall include information regarding the Company, and a summary of the material terms of this Agreement and the Merger.

SECTION 6.6 Further Action.

Subject to the terms and conditions provided in this Agreement, each of the parties to this Agreement shall use its commercially reasonable efforts to deliver, or cause to be delivered, such further certificates, instruments and other documents, and to take, or cause to be taken, such further actions, as may be necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement.

SECTION 6.7 Employee Benefit Matters.

(a) Following the Effective Time, Parent, in its sole discretion, will either (a) continue (or cause the Surviving Corporation to continue) to maintain the Company Benefit Plans, or (b) arrange for each Company Employee immediately prior to the Effective Time who remains employed by Parent, the Surviving Corporation or their respective Subsidiaries as of the Effective Time (“Continuing Employees”) to participate in plans or arrangements, as determined on a plan-by-plan or arrangement-for-arrangement basis, of Parent or its applicable Subsidiary (“Parent Plans”), or (c) a combination of clauses (a) and (b). To the extent Parent elects to have the Continuing Employees participate in the Parent Plans following the Effective Time, (i) Continuing Employees will receive credit for purposes of determining eligibility to participate, vesting, and accrual of and entitlement to benefits under such Parent Plans for all service with the Company (or any of its predecessors) prior to the Effective Time, and (ii) Parent will cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Plans that are group health plans in which any Continuing Employee will participate to be waived and will provide credit for any co-payments and deductibles paid by such Company Employee (or his or her spouse or dependents) prior to the Effective Time (or, if later, the date on which such Continuing Employee becomes covered under such Parent Plan) for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such Parent Plan after the Effective Time.

(b) For a period commencing on the Closing Date and ending on June 30, 2013, Parent shall provide (or cause the Surviving Corporation or another Affiliate of Parent to provide) to the Continuing Employees base compensation and employee benefits (other than equity-based compensation arrangements) (collectively, “Employee Benefits”) which are no less favorable, in the aggregate, than the Employee Benefits provided to the employees of the Company immediately prior to the Closing.

(c) Nothing contained in this Agreement shall be construed to limit the ability of the Surviving Corporation to terminate the employment of any employee at any time for any reason or for no reason or to review employee benefits plans and programs from time to time and to make such changes to such employee benefit programs and programs as it deems appropriate.

(d) From and after the Closing, to the extent applicable, Parent shall cause the Surviving Corporation to comply in all respects with the WARN Act and any other applicable Law relating to employee terminations or plant or facilities closings (or other similar events requiring similar notice to employees), including providing any required notices and complying with any required waiting periods.

SECTION 6.8 Transfer Taxes. All Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement shall be borne by Parent.

SECTION 6.9 Disclosure Schedules; Supplementation and Amendment of Schedules. From time to time prior to the Closing, the Company shall have the right to supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising or discovered after the delivery of the Company Disclosure Schedule pursuant to this Agreement; provided, however, that such supplements or amendments to the Company Disclosure Schedule shall not be deemed to amend or otherwise modify the Company Disclosure Schedule delivered on the date hereof or the representations and warranties of the Company contained herein or otherwise have any effect on the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to close hereunder; provided, further, if the Closing shall occur, then Parent and Merger Sub shall be deemed to have waived any right or claim pursuant to the terms of this Agreement or otherwise with respect to any and all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing.

SECTION 6.10 Tax Matters.

(a) Tax Indemnification. After the Closing, the Shareholders shall indemnify Parent and hold Parent harmless from and against (i) all Taxes (or the non-payment thereof) for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (each a “Pre-Closing Tax Period”), but excluding any Taxes arising by reason of any election under Section 338 of the Code with respect to the transactions contemplated by this Agreement, and (ii) any and all Taxes of any Person imposed on the Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing Date, in each case, to the extent such Taxes described in the foregoing clause (i) or clause (ii) exceed any amount taken into account as a liability with respect thereto in determining the Net Working Capital Amount.

(b) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, payments, or payroll and any value-added Tax of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, treating any checks uncleared as of the Closing Date that are included in the definition of “Cash” herein as received (or paid, as the case may be) prior to the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c) Refunds, Reductions. Any refunds or credits of Taxes with respect to the Company that are paid or credited to Parent or any of its Subsidiaries or Affiliates and that relate to a Pre-Closing or Post-Closing Tax Period shall be for the benefit of the Surviving Corporation.

(d) Responsibility for Filing Tax Returns.

(i) On or prior to the Closing, the Company and the Shareholders’ Representative shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed on or prior to the Closing Date by or with respect to the Company and the Company shall timely remit (or cause to be timely remitted) any Taxes due in respect of such Tax Returns. All such Tax Returns shall be prepared in a manner consistent with prior practice, unless otherwise required by applicable Law, and, with respect to all Tax Returns, shall be provided to Parent at least fourteen (14) days prior to the due date (including any extension thereof) for the filing of such Tax Return for Parent’s review and approval, which approval shall not be unreasonably conditioned, withheld or delayed. The Company shall accept any reasonable comments of Parent made to such Tax Returns; provided, that the Company shall only be required to accept comments that are at least at a “should” level of authority. The Company shall provide Parent with copies of such income Tax Returns and other Tax Returns promptly following filing.

(ii) Following the Closing, Parent shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company after the Closing Date. With respect to any such Tax Return required to be filed with respect to the Company for a taxable period beginning prior to the Closing Date, Parent shall provide the Shareholders’ Representative with a copy of such completed Tax Return together with appropriate supporting information and schedules at least fourteen (14) days prior to the due date (including any extension thereof) for the filing of such Tax Return for the Shareholders’ Representative’s review and approval, which approval shall not be unreasonably conditioned, withheld or delayed. Parent, the Company shall accept any reasonable comments of the Shareholders’ Representative made to such Tax Returns; provided, that the Parent and the Company shall only be required to accept comments that are at least a “should” level of authority. The Company shall provide Shareholders’ Representative with copies of such income Tax Returns and other Tax Returns promptly following filing. All Tax Returns required to be filed or caused to be filed in accordance with this Section shall be prepared and filed in a manner consistent with past practice unless otherwise required by applicable Law and Parent and the Shareholders’ Representative shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. Except as required by applicable Law, without the prior written consent of the Shareholders’ Representative, neither Parent or the Company shall file any amended Tax Return for any period beginning on or before the Closing Date, except (y) amended Tax Returns for such periods may be filed to correct material errors that are discovered in such Tax Returns that, absent such correction, would materially and adversely affect Parent or the Company for taxable periods (or portions thereof) beginning after the Closing Date, and (z) amended Tax Returns for such periods may be made for the purpose of carrying back net operating losses or similar items from taxable periods (or portions thereof) beginning after the Closing Date to taxable periods beginning on or before the Closing Date.

(e) Cooperation on Tax Matters.

(i) Parent and the Company and the Shareholders’ Representative shall cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of any Tax Returns and any Action with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and the Shareholders’ Representative agree (x) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the Shareholders’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (y) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Parent or the Shareholders’ Representative, as the case may be, shall allow the other party to take possession of such books and records.

(ii) Parent and the Shareholders’ Representative further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(iii) Parent and Shareholders’ Representative further agree upon request, to use reasonable efforts to provide the other Person with all information that either Person may be required to report pursuant to Sections 6043 or 6043A of the Code or Treasury Regulations promulgated thereunder.

ARTICLE VII

CONDITIONS TO CLOSING

SECTION 7.1 Conditions to Obligations of the Company The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by the Company, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of Parent and Merger Sub set forth in Article V shall be (A) true and correct at and as of the date of this Agreement and (B) true and correct in all material respects as of the Closing Date (except that those representations and warranties that are made as of a specific date need only be true and correct in all material respects as of such date); (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by Parent and Merger Sub at or prior to the Effective Time shall have been performed or complied with in all material respects; and (iii) the Company shall have received an officer’s certificate of each of Parent and Merger Sub, dated as of the Closing Date, certifying as to the matters set forth in clauses (i) and (ii) of this Section 7.1(a).

(b) No Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Merger or any other transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement.

(c) Shareholder Approval. This Agreement shall have been duly and validly approved by the shareholders of the Company in accordance with the Company Articles of Incorporation and the OBCA.

(d) Escrow Agreement. Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement, and Parent or the Escrow Agent shall have provided to the Company confirmation of the deposit with the Escrow Agent of an aggregate amount equal to the Escrow Fund.

(e) Paying Agent Agreement. Parent and the Paying Agent shall have executed and delivered the Paying Agent Agreement, and Parent or the Paying Agent shall have provided to the Company confirmation of the deposit with the Paying Agent of an aggregate amount equal to the Closing Date Payment, less the Escrow Fund and the Expense Fund.

(f) Incentive Bonus Plan Distribution Agreement. The Company, Parent and Gerald H. Langeler shall have executed and delivered the Incentive Bonus Plan Distribution Agreement, and Parent shall have provided to the Company and the Shareholders’ Representative satisfactory confirmation that the related Bonus Plan Payments will be paid to the Company at Closing in accordance with the terms of the Incentive Bonus Plan and the Incentive Bonus Plan Distribution Agreement.

SECTION 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by Parent, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of the Company set forth in Article IV shall be (A) true and correct at and as of the date of this Agreement and (B) true and correct in all material respects as of the Closing Date (except that those representations and warranties that are made as of a specific date need only be true and correct in all material respects as of such date); (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by the Company at or prior to the Closing shall have been performed or complied with in all material respects; and (iii) Parent shall have received an officer’s certificate of the Company, dated as of the Closing Date, certifying as to the matters set forth in clauses (i) and (ii) of this Section 7.2(a).

(b) No Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Merger or any other transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement.

(c) Shareholder Approval. This Agreement shall have been duly and validly approved by the shareholders of the Company in accordance with the Company Articles of Incorporation and the OBCA .

(d) Escrow Agreement. The Shareholders’ Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(e) Paying Agent Agreement. The Shareholders’ Representative and the Paying Agent shall have executed and delivered the Paying Agent Agreement.

(f) Incentive Bonus Plan Distribution Agreement. The Company, Parent and Gerald H. Langeler shall have executed and delivered the Incentive Bonus Plan Distribution Agreement.

(g) Consents and Approvals. All third-party consents, waivers and approvals listed on Section 4.5 to the Company Disclosure Schedule will have been received.

(h) Dissenting Shares. As of the Closing Date, Company Shareholders holding not more than an aggregate of 1% of the aggregate issued and outstanding shares of all classes of Company Stock will have demanded appraisal rights under the OBCA, assuming for the purposes of such calculations that all convertible preferred stock of the Company has been converted.

(i) Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto will be reasonably satisfactory in form and substance to Parent and its counsel, and Parent will have received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

(j) Pay-Off Letters. The Company will have (A) received and delivered to Parent copies of pay-off letters from the holders of all outstanding Debt listed on the Closing Certificate and (B) made arrangements reasonably satisfactory to Parent providing for lien releases, canceled notes and other documents reasonably requested by Parent in connection with the termination of such Debt.

(k) Resignation of Officers and Directors. Except as otherwise directed by Parent, all existing directors and officers of the Company will have resigned from all of their respective positions as officers and/or members of the board of directors of the Company and as officers of the Company, effective as of the Effective Time.

(l) Approval of Lenders. This Agreement and the consummation of the transactions contemplated hereunder shall have been approved by the Parent’s lenders in accordance with the terms of the Parent’s existing credit agreement.

(m) Termination of Company Options and Company Warrants. All Company Options and Company Warrants will have been exercised or terminated so that following the Effective Time no holder of any Company Options or Company Warrants will hold or have any right to acquire any equity securities of the Company, and each holder thereof whose option or warrant are not by their express terms exercised or terminated by the consummation of the Merger shall have executed a termination of such Company Option or Warrant, in form reasonably acceptable to Parent.

(n) Termination of Equity Plans. Parent will have received satisfactory evidence that the Company has terminated its stock option plans and other equity-based compensation plans, programs and arrangements as of the Effective Time and caused the provisions in any other Company Benefit Plan, program or arrangement providing for the issuance or grant by the Company of any interest in respect of Company Capital Stock to terminate and have no further force or effect as of the Effective Time.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Parent, Merger Sub and the Company;

(b) by either the Company, on the one hand, or Parent and Merger Sub, on the other hand, by written notice to the other party if any Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order permanently restraining, enjoining or otherwise prohibiting the Merger or any of the other transactions contemplated by this Agreement, and such Governmental Order shall have become final and unappealable;

(c) by the Company, by written notice to the Parent if the condition to closing set forth in Section 7.2(k) has not been satisfied within seven (7) days from the execution and delivery of this Agreement by all parties hereto; and

(d) by either the Company, on the one hand, or Parent and Merger Sub, on the other hand, by written notice to the other party if the Merger shall not have been consummated on or before August 31, 2012, unless the failure to consummate the Merger on or prior to such date is the result of any breach of this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this Section 8.1(d).

SECTION 8.2 Effect of Termination. In the event of termination of this Agreement and abandonment of the Merger and the other transactions contemplated by this Agreement pursuant to and in accordance with Section 8.1, this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no liability on the part of any party to this Agreement; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall relieve any party to this Agreement from any liability resulting from or arising out of any intentional, material breach of any agreement or covenant hereunder; and provided, further, that notwithstanding the foregoing, the terms of Section 6.4, this Section 8.2 and Article X shall remain in full force and effect and shall survive any termination of this Agreement, whether in accordance with Section 8.1 or otherwise.

ARTICLE IX

INDEMNIFICATION

SECTION 9.1 Survival of Representations; Survival of Covenants.

(a) Except as set forth in Section 9.1(b), the representations and warranties made by the Company in Article IV, on the one hand, and by Parent and Merger Sub in Article V, on the other hand, shall survive the Closing and shall expire on the 12-month anniversary of the Closing Date (the applicable expiration date being referred to as, the “Expiration Date”).

(b) The representations and warranties with respect to any inaccuracy or breach of any representation or warranty contained in:

(i) Sections 4.1, 4.2, 4.3, 5.1, 5.2 and 5.3 will survive the Closing indefinitely.

(ii) Sections 4.9 and 4.5 will survive the Closing until February 15, 2016.

(c) Notwithstanding anything to the contrary contained in Section 9.1(a) and Section 9.1(b), if, at any time prior to the applicable Expiration Date, (a) Parent (acting in good faith) delivers to the Shareholders’ Representative a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company in Article IV setting forth in reasonable detail the basis for Parent’s belief that such an inaccuracy or breach may exist and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, or (b) the Shareholders’ Representative (acting in good faith) delivers to the Surviving Corporation a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by Parent and Merger Sub in Article V setting forth in reasonable detail the basis for the belief of the Shareholders’ Representative that such an inaccuracy or breach may exist and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach then, in the case of clause (a) or clause (b), the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved.

(d) All covenants, agreements and obligations in this Agreement shall expire upon consummation of the Closing; provided, that the covenants, agreements and obligations to be performed after Closing, including those set forth in Section 6.7, 6.8, 6.10 and Article IX shall survive the Closing and continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms, provided, further, that the Shareholders’ obligations under Section 6.10(a) shall survive until February 15, 2016 and shall be subject to the limitations set forth in Section 9.3 below.

SECTION 9.2 Right to Indemnification.

(a) Subject to the limitations set forth in this Article IX, from and after the Effective Time, each Parent Indemnified Party shall be entitled to be indemnified, against any Damages actually incurred by Parent as a proximate result of: (i) any breach of any representation or warranty set forth in Article IV; (ii) any breach of any covenant or agreement of the Company set forth in this Agreement, (iii) any unpaid Debt in excess of the amount set forth in the Closing Certificate, (iv) any Unpaid Company Transaction Expenses in excess of the amount set forth in the Closing Certificate, (v) any unpaid Taxes relating to Pre-Closing Periods to the extent not reflected in the Financial Statements or the Accrued Liabilities, (vi) amounts payable in respect of shares issuable to holders of any Company Option or Company Warrant not exercised or terminated and (vii) the payment of any consideration or other obligations or amounts payable with respect to Dissenting Shares in excess of what would have otherwise been payable in respect of such shares pursuant to Section 2.6.

(b) Subject to the limitations set forth in this Article IX, from and after the Effective Time, the Shareholders shall be entitled to be indemnified by Parent and the Surviving Corporation against any Damages actually incurred by any of the Shareholders as a proximate result of: (i) any breach of any representation or warranty set forth in Article V; or (ii) any breach of any covenant or agreement of Parent or Merger Sub set forth in this Agreement.

SECTION 9.3 Limitations on Liability.

(a) From and after the Effective Time, the Parent Indemnified Parties will be entitled to be indemnified pursuant to Section 9.2 up to an aggregate maximum amount of $2,000,000 (the “Cap”); such amounts to be paid: first from the Escrow Fund and second, in the event the Escrow Fund is exhausted, from (i) any Earnout Payments which become due and payable after the date the applicable claim is asserted and (iii) from the Shareholders, severally and not jointly and in accordance with each Shareholder’s pro rata share of the Merger Consideration, solely for claims based on actual fraud involving a knowing and intentional misrepresentation of a fact material to the transactions contemplated by this Agreement made with the intent of inducing any other party hereto to enter into this Agreement and upon which such other party has relied (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory) under applicable tort laws. Notwithstanding the above, in no event shall any Shareholder be liable to Parent Indemnified Parties for Damages under clause (iii) hereinabove in excess of the Merger Consideration actually received by such Shareholder. Except as provided with respect to the Shareholders in the immediately preceding sentence, no current or former shareholder, director, officer, employee, affiliate or advisor of the Company shall have any Liability of any nature to Parent, the Surviving Corporation or any Affiliate of Parent or the Surviving Corporation with respect to any breach of any representation or warranty contained in, or any other breach of, this Agreement. From and after the Effective Time, the right of the Shareholders to be indemnified pursuant to this Article IX shall be the sole and exclusive remedy with respect to any breach of any representation or warranty of Parent or Merger Sub contained in, or any other breach by Parent or Merger Sub of, this Agreement. No current or former shareholder, director, officer, employee, affiliate or advisor of Parent or Merger Sub shall have any Liability of any nature to any Shareholder or any Affiliate of any Shareholder with respect to any breach of any representation or warranty contained in, or any other breach of, this Agreement.

(b) Without limiting the effect of any other limitation contained in this Article IX, the indemnification provided for in Section 9.2 shall not apply except to the extent that (i) the aggregate amount of Damages with respect to any specific claim or series of specifically related claims (a “Single Claim”) for which a Parent Indemnified Party is otherwise entitled to indemnification pursuant to Section 9.2 exceeds $2,500 (the “Minimum Claim Amount”) (it being understood and agreed that the Shareholders shall not be liable for any Damages with respect to any Single Claim in the event that such Damages are less than the Minimum Claim Amount) and (ii) the aggregate amount of Damages for which the Parent Indemnified Parties are otherwise entitled to indemnification pursuant to Section 9.2 exceeds $150,000 (the “Deductible Amount”) (it being understood and agreed that (A) any Single Claim for Damages of less than the Minimum Claim Amount shall be disregarded for purposes of calculating the Deductible Amount and (B) the Deductible Amount is intended as a deductible, and the Shareholders shall only be liable for any Damages in excess of the Deductible Amount. Notwithstanding the foregoing provisions of this Section 9.3(b) (but subject to the limitations of Section 9.3(a)), any Damages with respect to an indemnification claim by a Parent Indemnified Party arising from any breach or inaccuracy of any representation and warranty in Sections 4.1, 4.2, 4.3, 4.5 (solely with respect to obtaining all requisite shareholder approval of this Agreement and the transactions contemplated hereunder under the OBCA), 4.9, 5.1, 5.2 and 5.3, arising out of or with respect to any indemnification claim under Section 9.2(a)(ii) through and including Section 9.2(a)(vii), or arising out of or with respect to any claim based on fraud will not be subject to or applied toward the Deductible Amount or the Cap.

(c) Without limiting the effect of any other limitation contained in this Article IX, for purposes of computing the amount of any Damages incurred by an indemnified party hereunder under this Article IX, there shall be deducted: (i) an amount equal to the amount of any tax benefit (assuming a combined federal and state corporate income Tax rate of 35%) reasonably expected to be realized by Parent or any of its Affiliates in connection with such Damages or any of the circumstances giving rise thereto; and (ii) an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements received or reasonably expected to be realized by Parent or any of its Affiliates in connection with such Damages or any of the circumstances giving rise thereto (it being understood that Parent and any of its Affiliates shall use commercially reasonable efforts to obtain such proceeds, payments or reimbursements prior to seeking indemnification under this Article IX). The calculation of Damages shall not include losses arising because of a change after Closing in Law or accounting principle. To the extent that a claim for indemnification by Parent or Merger Sub hereunder relates to a Liability incurred by the Company and there is an accrual on the Current Balance Sheet in respect of such Liability, then the determination of Damages in respect of such claim shall be net of such accrual.

(d) Without limiting the effect of any other limitation contained in this Article IX, Parent shall not be entitled to indemnification under this Article IX to the extent that such right of indemnification is addressed in the adjustments to the Merger Consideration made following the Closing pursuant to Section 2.9.

SECTION 9.4 Defense of Third-Party Claims.

(a) Upon receipt by any Person seeking to be indemnified pursuant to Section 9.2 (the “Indemnitee”) of notice of any actual or possible claim, demand, suit, action, arbitration, investigation, inquiry or proceeding that has been or may be brought or asserted by a third party against such Indemnitee and that may be subject to indemnification hereunder (a “Third-Party Claim”), the Indemnitee shall promptly give notice of such Third-Party Claim to the Person from whom indemnification is sought under Section 9.2 (the “Indemnitor”) indicating the nature of such Third-Party Claim and the stated basis therefor and the amount of Damages claimed pursuant to such Third-Party Claim, to the extent known.

(b) The Indemnitor shall have 30 days after receipt of the Indemnitee’s notice of a given Third-Party Claim to elect, at its option, to assume the defense of any such Third-Party Claim, in which case: (i) the attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs incurred by the Indemnitor in connection with defending such Third-Party Claim shall be payable by such Indemnitor; (ii) the Indemnitee shall not be entitled to be indemnified for any costs or expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim; (iii) the Indemnitee shall be entitled to monitor such defense at its sole expense; (iv) the Indemnitee shall make available to the Indemnitor all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee or any of its Subsidiaries or other Affiliates and that the Indemnitor considers necessary or desirable for the defense of such Third-Party Claim; (v) the Indemnitee shall execute such documents and take such other actions as the Indemnitor may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Third-Party Claim; (vi) the Indemnitee shall otherwise fully cooperate as reasonably requested by the Indemnitor in the defense of such Third-Party Claim; (vii) the Indemnitee shall not admit any liability with respect to such Third-Party Claim; and (viii) the Indemnitor shall not enter into any agreement providing for the settlement or compromise of such Third-Party Claim or the consent to the entry of a judgment with respect to such Third-Party Claim without the prior written consent of Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement agreement imposes on the Indemnitee or any of its Subsidiaries or other Affiliates any obligation other than an obligation to pay monetary Damages in an amount less than the aggregate cash amount remaining in the Escrow Fund. If the Indemnitor elects not to defend such Third-Party Claim, then (i) the Indemnitee shall diligently defend such Third-Party Claim and (ii) the Indemnitee shall have no right to seek indemnification under this Article IX in respect of such Third-Party Claim for any agreement providing for the settlement or compromise of such Third-Party Claim or the consent to the entry of a judgment with respect to such Third-Party Claim entered into without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed), provided, however, in no event shall the maximum aggregate Liability of the Shareholders for indemnification claims payable by the Shareholders hereunder exceed the Escrow Fund.

SECTION 9.5 Subrogation. To the extent that an Indemnitee is entitled to indemnification pursuant to this Article IX, the Indemnitor shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnitee or any of the Indemnitee’s Subsidiaries or other Affiliates may have against any other Person with respect to any Damages, circumstances or matter to which such indemnification is directly or indirectly related. The Indemnitee shall permit the Indemnitor to use the name of the Indemnitee and its Affiliates in any transaction or in any proceeding or other matter involving any of such rights or remedies, and the Indemnitee shall take such actions as the Indemnitor may reasonably request for the purpose of enabling the Indemnitor to perfect or exercise the right of subrogation of the Indemnitor under this Section 9.5.

SECTION 9.6 Characterization of Indemnification Payments. The parties agree that any indemnification payments made pursuant to this Article IX shall be treated for all Tax purposes as an adjustment to the Merger Consideration unless otherwise required by Law.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.1 Shareholders’ Representative.

(a) Appointment. By virtue of the adoption of this Agreement by the Shareholders, and without further action of any Shareholder, each Shareholder shall be deemed to have irrevocably constituted and appointed Gerard H. Langeler (and by execution of this Agreement he hereby accepts such appointment) as agent and attorney-in-fact (“Shareholders’ Representative”) for and on behalf of the Shareholders (in their capacity as such), with full power of substitution, to act in the name, place and stead of each Shareholder with respect to Section 2.9, Section 2.10, Article IX, the Escrow Agreement, the Paying Agent Agreement and the Incentive Bonus Plan and the taking by the Shareholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken by the Shareholders’ Representative under Section 2.9, Section 2.10, Article IX, the Escrow Agreement, the Paying Agent Agreement and the Incentive Bonus Plan (it being understood that the Shareholder shall have no right to pursue any claim on behalf of any Company Indemnified Party in respect of the rights granted to Company Indemnified Parties under Section 6.7). The power of attorney granted in this Section 10.1 is coupled with an interest and is irrevocable, may be delegated by the Shareholders’ Representative and shall survive the death or incapacity of each Shareholder. Such agency may be changed by the holders of a majority of the issued and outstanding Company Capital Stock (including in the event of the death, disability or other incapacity of the Shareholders’ Representative), and any such successor shall succeed the Shareholders’ Representative as Shareholders’ Representative hereunder. No bond shall be required of the Shareholders’ Representative, and the Shareholders’ Representative shall receive no compensation for its services.

(b) Limitation on Liability. The Shareholders’ Representative shall not be liable to any Person for any act of the Shareholders’ Representative taken in good faith and in the exercise of his reasonable judgment and arising out of or in connection with the acceptance or administration of his duties under this Agreement, the Escrow Agreement, the Paying Agent Agreement and the Incentive Bonus Plan (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment), except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such Person as a proximate result of the gross negligence or bad faith of the Shareholders’ Representative. The Shareholders’ Representative shall not be liable for, and may seek indemnification from the Shareholders for, any liability, loss, damage, penalty, fine, cost or expense incurred by the Shareholders’ Representative while acting in good faith and in the exercise of its reasonable judgment and arising out of or in connection with the acceptance or administration of its duties under this Agreement, the Escrow Agreement, the Paying Agent Agreement and the Incentive Bonus Plan, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the gross negligence or bad faith of the Shareholders’ Representative; provided that, the Shareholders’ Representative shall recover such amounts first from the Expense Fund and second, in the event the Expense Fund is exhausted, from the Shareholders, severally and not jointly and in accordance with each Shareholder’s pro rata share of the Merger Consideration. The Shareholders’ Representative shall be entitled to recover any out-of-pocket costs and expenses reasonably incurred by the Shareholders’ Representative in connection with actions taken by the Shareholders’ Representative pursuant to the terms of Section 2.9, Section 2.10, Article IX, the Escrow Agreement, the Paying Agent Agreement and the Incentive Bonus Plan (including the hiring of legal counsel and accountants and the incurring of legal and accounting fees and costs) first from the Expense Fund and second, in the event the Expense Fund is exhausted, from the Shareholders, severally and not jointly and in accordance with each Shareholder’s pro rata share of the Merger Consideration.

(c) Expense Fund. The Expense Fund shall be held by the Shareholders’ Representative as agent and for the benefit of the Shareholders’ Representative and the Shareholders in a segregated bank account and shall be used solely for the purposes of (i) paying directly, or reimbursing the Shareholders’ Representative for, any third party expenses pursuant to this Agreement, the Escrow Agreement, the Paying Agent Agreement and the Incentive Bonus Plan (ii) to defend any claims made, or pay costs of defense of any disputes, or to pay any amounts needed to perform any obligations hereunder, (iii) to pay any amounts due from Shareholders, and (iv) to provide indemnity to the Shareholders’ Representative, all in the sole discretion of the Shareholders’ Representative. The Shareholders’ Representative will hold these funds separate from his personal funds, will not use these funds for personal uses and will not voluntarily make these funds available to his creditors in the event of bankruptcy. The Shareholders shall not receive any interest or other earnings on the Expense Fund. The Shareholders acknowledge that the Shareholders’ Representative is not providing any investment supervision, recommendations or advice. The Shareholders’ Representative shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of the gross negligence or bad faith of the Shareholders’ Representative. The Shareholders’ Representative may increase the Expense Fund with such amount (as the Shareholders’ Representative determines in his sole discretion) of the portion of the Escrow Fund or Earnout Payments, if any, otherwise distributable to the Shareholders pursuant to the terms hereof at the time of distribution and the Shareholders’ Representative may vary the amounts distributed to the Shareholders if there is any amount due from a Shareholder which has not been paid or if any Damages are deemed attributable to an act or omission of such Shareholder, all in the discretion of the Shareholders’ Representative. When, in the sole discretion of the Shareholders’ Representative, the Shareholders’ Representative determines that the Expense Fund is no longer necessary, the Shareholders’ Representative shall disburse the balance of the Expense Fund, if any, after deducting amounts owed to KippsDeSanto & Co. and the Bonus Plan Participants, as follows: (i) first, to the holders of Series A Common Stock pro rata in accordance with the number of shares of Series A Common Stock held by each such holder until such time as the aggregate payments to the holders of Series A Common Stock hereunder, taken as a whole, and including (A) the amount of the Common Closing Date Payment paid to such holders pursuant to Section 2.6(c), (B) the amount of any portion of the Escrow Fund disbursed to such holders pursuant to Article IX or the Escrow Agreement, (C) the amount of the Expense Fund disbursed to such holders pursuant to this Section 10.1(c) and (D) the amount of any Earnout Payments paid to such holders pursuant to Section 2.9, equals the Aggregate Series A Common Stock Preference Amount; and (ii) thereafter, to the holders of all of the Company’s Capital Stock, on an as converted basis, pro rata in accordance with the number of shares of Company Capital Stock held by each such holder. For Tax purposes, the Expense Fund shall be treated as having been received and voluntarily set aside by the Shareholders at the time of Closing.

(d) Access. From and after the Effective Time, Parent shall cause the Surviving Corporation to provide the Shareholders’ Representative with reasonable access to information about the Surviving Corporation and the reasonable assistance of the officers and employees of Parent and the Surviving Corporation for purposes of performing his duties and exercising its rights under this Agreement, provided, that the Shareholders’ Representative shall treat confidentially any nonpublic information about the Surviving Corporation (except in connection with the performance by the Shareholders’ Representative of his duties or the exercise of its rights under this Agreement).

(e) Actions of the Shareholders’ Representative. From and after the Effective Time, a decision, act, consent or instruction of the Shareholders’ Representative shall constitute a decision of all Shareholders and shall be final, binding and conclusive upon each shareholder of the Company, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Shareholders’ Representative as being the decision, act, consent or instruction of each shareholder of the Company. Parent is hereby relieved from any liability to any Person for any acts done by Parent in accordance with any such decision, act, consent or instruction of the Shareholders’ Representative.

SECTION 10.2 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses (including all fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the negotiation and preparation of this Agreement, the performance of the terms of this Agreement and the consummation of the transactions contemplated by this Agreement, shall be paid by the respective party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 10.3 Costs and Attorneys’ Fees. Subject to the limitations set forth herein, including Article IX, in the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement, the prevailing party shall recover all of such party’s costs and reasonable attorneys’ fees incurred in connection with each and every such action, suit or other proceeding, including any and all appeals and petitions therefrom.

SECTION 10.4 Independence of Covenants and Representations and Warranties. All covenants hereunder will be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant will not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder will be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness or a breach of such initial representation or warranty.

SECTION 10.5 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (i) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (ii) if sent by nationally recognized overnight air courier, on the date guaranteed by such courier for delivery; (iii) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (i) or (ii) of this Section 10.4, when transmitted and receipt is confirmed by telephone and (iv) if delivered personally or otherwise, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

(a)	if to the Company (prior to the Closing), to:

Max-Viz, Inc.

15940 SW 72nd Avenue

Portland, OR 97224

Facsimile: (503) 968-7615

Attention: CEO/CFO

with a copy (which shall not constitute notice) to:

Perkins Coie LLP

1120 NW Couch Street, 10th Floor

Portland, OR 97209-4128

Facsimile: (503) 346-2020

Attention: Brentley M. Bullock

(b)	if to Parent or Merger Sub or, if after the Closing, to the Company, to:

Astronics Corporation

130 Commerce Way East

Aurora, NY 14240-3408

Facsimile: (716) 655-0309

Attention: Chief Financial Officer

with a copy (which shall not constitute notice) to:

Hodgson Russ LLP

The Guaranty Building

140 Pearl Street

Buffalo, NY 14202-4040

Facsimile: (716) 849-0349

Attention: Robert J. Olivieri

(c)	if to the Shareholders’ Representative, to:

Gerard H. Langeler

OVP Venture Partners

One SW Columbia Street, Suite 1675

Portland, OR 97258

Facsimile: (503) 697-8863

with a copy (which shall not constitute notice) to:

Perkins Coie LLP

1120 NW Couch Street, 10th Floor

Portland, OR 97209-4128

Facsimile: (503) 346-2020

Attention: Brentley M. Bullock

SECTION 10.6 Public Announcements. Unless otherwise required by applicable Law or applicable stock exchange rules and regulations, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated by this Agreement, or otherwise communicate with any news media regarding this Agreement or the transactions contemplated by this Agreement, without the prior written consent of the other parties to this Agreement. If a public statement is required to be made pursuant to applicable Law or applicable stock exchange rules and regulations, the parties shall consult with each other, to the extent reasonably practicable, in advance as to the contents and timing thereof.

SECTION 10.7 Interpretation. The Article and Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement. References to Articles, Sections, Schedules or Exhibits in this Agreement, unless otherwise indicated, are references to Articles, Sections, Schedules and Exhibits of or to this Agreement. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to any term or provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the terms or provisions of this Agreement. Any reference to any federal, state, county, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation;” (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (iii) words of one gender shall be deemed to include the other gender as the context requires; (iv) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular term or provision of this Agreement, unless otherwise specified and (v) unless otherwise defined in this Agreement, accounting terms shall have the respective meanings assigned to them in accordance with GAAP consistently applied with the Company Financial Statements.

SECTION 10.8 Severability. In the event that any one or more of the terms or provisions contained in this Agreement or in any other certificate, instrument or other document referred to in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any other such certificate, instrument or other document referred to in this Agreement, and the parties to this Agreement shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of this Agreement. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement. To the extent permitted by applicable Law, each party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

SECTION 10.9 Entire Agreement. This Agreement (including the Company Disclosure Schedule, the other Schedules and the Exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement of the parties to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement, except as otherwise expressly provided in this Agreement.

SECTION 10.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement, and any purported assignment or other transfer without such consent shall be void and unenforceable. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns.

SECTION 10.11 No Third-Party Beneficiaries. Except for Article II and Section 6.7, this Agreement is for the sole benefit of the parties to this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 10.12 Waivers and Amendments. This Agreement may be amended or modified only by a written instrument executed by all of the parties to this Agreement. Any failure of the parties to this Agreement to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. No delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party to this Agreement of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies which the parties to this Agreement may otherwise have at law or in equity. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.11.

SECTION 10.13 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oregon applicable to contracts executed in and to be performed entirely within such State. Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any Oregon State court, or Federal court of the United States of America, sitting within the State of Oregon, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the agreements delivered in connection with this Agreement, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Oregon State court or, to the extent permitted by Law, in such Federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Oregon State or Federal court; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Oregon State or Federal court. Each of the parties to this Agreement hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

SECTION 10.14 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

SECTION 10.15 Exclusivity of Representations and Warranties. It is the explicit intent and understanding of each of the parties to this Agreement that no party to this Agreement, nor any of their respective Affiliates, representatives or agents, is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement (as qualified by the Company Disclosure Schedule), and none of the parties to this Agreement is relying on any statement, representation or warranty, oral or written, express or implied, made by another party to this Agreement or such other party’s Affiliates, representatives or agents, except for the representations and warranties set forth in this Agreement.

SECTION 10.16 Equitable Remedies. Each of the parties to this Agreement acknowledges and agrees that the other parties to this Agreement would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the parties to this Agreement hereby agrees that the other parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first party under this Agreement, and each party to this Agreement hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 10.15 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue.

SECTION 10.17 Counterparts; Facsimile. This Agreement, and any of the other agreements, documents or instruments contemplated hereby, may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page to this Agreement, and any of the other agreements, documents and instruments contemplated hereby, by facsimile transmission shall be as effective as delivery of a manually signed counterpart hereof or thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Shareholders’ Representative have duly executed this AGREEMENT AND PLAN OF MERGER effective as of the date first above written.

ASTRONICS CORPORATION

By:	/s/ David C. Burney
Name:	David C. Burney
Title:	Vice President- Finance, Chief Financial
Officer & Treasurer

MV ACQUISITION CORP.

By:	/s/ David C. Burney
Name:	David C. Burney
Title:	Secretary & Treasurer

MAX-VIZ, INC.

By:	/s/ G. Elliott Troutman
Name:	G. Elliott Troutman
Title:	President

SHAREHOLDERS’ REPRESENTATIVE

/s/ Gerard H. Langeler
GERARD H. LANGELER
(solely for the purpose of accepting appointment as the Shareholders’ Representative pursuant to Section 10.1)

ANNEX A

DEFINITIONS

“Accounting Firm” means an independent accounting firm reasonably acceptable to both Parent and the Shareholders’ Representative.

“Accounts Payable” means all bona fide accounts payable of the Company (exclusive of any accounts payable to Affiliates of the Company, Accrued Liabilities and Debt as of the Closing Date and (ii) all checks written on bank accounts of the Company prior to the Closing Date which have not cleared as of the Closing Date. Section 1.1(a) of the Company Disclosure Schedule sets forth the Accounts Payable as of the date which is two (2) Business Days prior to the date hereof, which Section will be updated by the Company in accordance with Section 6.9 as of a date within two (2) Business Days prior to the Closing.

“Accounts Receivable” means all bona fide accounts receivable of the Company (exclusive of any accounts receivable attributable to Affiliates of the Company). Section 1.1(b) of the Company Disclosure Schedule sets forth the Accounts Receivable as of the date which is two (2) Business Days prior to the date hereof, which Schedule will be updated by the Company in accordance with Section 6.9 as of a date within two(2) Business Days prior to the Closing.

“Accrued Liabilities” means all accrued expenses of the Company (exclusive of Accounts Payable and Indebtedness) of a type shown on the Financial Statements. Section 1.1(c) of the Company Disclosure Schedule sets forth the Accrued Liabilities as of the date which is two (2) Business Days prior to the date hereof, which Schedule will be updated by the Company in accordance with Section 6.9 as of a date within two(2) Business Days prior to the Closing.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Person’s indication of interest in, (i) the sale, license, disposition or acquisition of all or substantially all of the assets of the Company, (ii) the issuance, disposition or acquisition of (a) capital stock or other equity securities of the Company (other than in connection with the exercise of any Company Option or Company Warrant) representing at least a majority of the outstanding Company Capital Stock, (b) any subscription, option, call, warrant, preemptive right, right of first refusal or any other right (whether or not exercisable) to acquire capital stock or other equity securities of the Company (other than the grant of Company Options to newly hired employees of the Company in the ordinary course of business consistent with past practices) representing at least a majority of the outstanding Company Capital Stock, or (c) securities, instruments or obligations that are or may become convertible into or exchangeable for capital stock or other equity securities of the Company representing at least a majority of the outstanding Company Capital Stock, or (iii) any merger, consolidation, business combination, reorganization or similar transaction involving the Company in which the current holders of Company Capital Stock would no longer hold at least a majority of the outstanding Company Capital Stock as a result of such transaction.

“Action” means any claim, action, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation.

“Affiliate” means, when used with respect to a specified Person, another Person that either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.

“Agreement” has the meaning set forth in the Preamble.

“Aggregate Series A Common Stock Preference Amount” means $8,563,444.

“Articles of Merger” has the meaning set forth in Section 2.4.

“Balance Sheet Date” has the meaning set forth in Section 4.6.

“Bonus Plan Participants” means the employees and directors of the Company entitled to payments in connection with the Merger under the Incentive Bonus Plan.

“Bonus Plan Payments” means the aggregate amount due to the Bonus Plan Participants, as of the Effective Time, pursuant to the Incentive Bonus Plan.

“Business” means the business and operations of the Company, as conducted as of the date of this Agreement.

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“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in Portland, Oregon.

“Cash” means cash and Cash Equivalents determined in accordance with GAAP, using the policies, conventions, methodologies and procedures used by the Company in preparing the Company Financial Statements.

“Cash Equivalents” means investment securities with original maturities of ninety (90) days or less and credit card receivables that are readily collectible into cash.

“Claim Amount” has the meaning set forth in Section 9.3(b).

“Closing” has the meaning set forth in Section 2.3.

“Closing Balance Sheet” has the meaning set forth in Section 2.9(b).

“Closing Cash” means the aggregate amount of all Cash of the Company as of the close of business on the day immediately preceding the Closing Date.

“Closing Certificate” has the meaning set forth in Section 2.8.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Date Payment” means the sum of (i) $10,000,000, plus (ii) the Closing Cash, less (iii) all Debt of the Company outstanding on the close of business on the day immediately preceding the Closing Date, (iv) plus the Working Capital Excess or minus the Working Capital Deficit, as applicable.

“Closing Date Schedule” has the meaning set forth in Section 2.9(b).

“Closing Debt” means the aggregate principal amount of, and accrued interest on, all Debt of the Company as of the close of business on the day immediately preceding the Closing Date. Schedule 1.1(d) sets forth the Closing Debt as if the Closing occurred on the Balance Sheet Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Closing Date Payment” has the meaning set forth in Section 2.6(c).

“Company” has the meaning set forth in the Preamble.

“Company Articles of Incorporation” has the meaning set forth in Section 4.2(a).

“Company Benefit Plans” has the meaning set forth in Section 4.16(a).

“Company Bylaws” has the meaning set forth in Section 4.2(a).

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Certificates” has the meaning set forth in Section 3.1(a).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Schedule” has the meaning set forth in Article IV.

“Company Employee” means each employee of the Company.

“Company Financial Statements” has the meaning set forth in Article 4.6.

“Company Indemnified Parties” has the meaning set forth in Section 7.7(a).

“Company Options” means all outstanding options to purchase or otherwise acquire shares of Company Common Stock, whether vested or unvested, granted pursuant to the Company Stock Incentive Plan or pursuant to individual stock option agreements.

“Company Pre-Closing Certificate” has the meaning set forth in Section 2.9(a).

“Company Preferred Stock” has the meaning set forth in the Recitals.

“Company Representatives” has the meaning set forth in Section 7.1(a).

“Company Shareholder Consent” has the meaning set forth in Section 7.5(c).

“Company Stock Incentive Plan” means the Company’s 2002 Stock Incentive Plan.

“Company Transaction Expenses” means (i) the fees and disbursements payable by the Company to KippsDeSanto & Co. referenced in Section 4.20; (ii) the fees and disbursements payable to legal counsel or accountants of the Company that are payable by the Company in connection with the transactions contemplated by this Agreement; (iii) one-half of the fees and disbursement payable to the Paying Agent under the Paying Agent Agreement, (iv) one-half of the fees and disbursements payable to the Escrow Agent under the Escrow Agreement (v) all other miscellaneous expenses or costs, in each case, incurred by the Company in connection with the transactions contemplated by this Agreement; provided, however, that the foregoing clauses (ii) and (iii) shall not include any fees, expense or disbursements incurred by Parent, or by the Surviving Corporation which are on behalf of Parent, including without limitation, the fees and expenses of Parent’s attorneys, accountants and other advisors.

“Company Warrants” means all outstanding warrants to purchase or otherwise acquire shares of Company Common Stock, whether vested or unvested.

“Confidentiality Agreement” means the Confidentiality Agreement dated February 9, 2012 between Parent and KippsDeSanto & Co., on behalf of the Company.

“Continuing Employees” has the meaning set forth in Section 6.7(a).

“Contract” means any legally binding contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage or other arrangement, whether written or oral.

“Current Balance Sheet” has the meaning set forth in Section 4.6.

“Damages” means any out-of-pocket liabilities, losses, damages, penalties, fines, costs or expenses (including reasonable attorneys’ fees and expenses), but excluding any special, indirect, consequential, exemplary and punitive damages, and any damages associated with any lost profits or lost opportunities (including loss of future revenue, income or profits, diminution of value or loss of business reputation); provided, however, that a Parent Indemnified Party may seek damages associated with lost profits with respect to claims for indemnification under Section 9.2(a) that are direct claims by a Parent Indemnified Party and do not arise out of Third Party Claims made against a Parent Indemnified Party or the Surviving Corporation. The parties hereto hereby acknowledge and agree that “Damages” will be calculated without applying any multiple of revenue or earnings to any out-of-pocket liabilities, losses, damages, penalties, fines, costs or expenses incurred.

“Debt” means both the current and long-term portions of any amount owed (including unpaid interest thereon), without duplication, (i) in respect of borrowed money, (ii) in respect of capitalized lease obligations and (iii) guarantees of obligations of the type described in clauses (i) and (ii); as well as the Bonus Plan Payments, provided, however, that notwithstanding the foregoing, Debt shall not be deemed to include any Accounts Payable.

“Deductible Amount” has the meaning set forth in Section 9.3(b).

“Dispute Notice” has the meaning set forth in Section 2.9(c).

“Dissenting Shares” has the meaning set forth in Section 3.2.

“Earnout” has the meaning set forth in Section 2.9(a).

“Earnout Year” has the meaning set forth in Section 2.9(a).

“Earnout Payment” has the meaning set forth in Section 2.9(b).

“Earnout Statement” has the meaning set forth in Section 2.9(b).

“Effective Time” has the meaning set forth in Section 2.4.

“Employee Benefits” has the meaning set forth in Section 6.7(b).

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar rights), defect of title or other similar encumbrance.

“Environmental Law” means any Law pertaining to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), or any other environmental matter as in effect as of the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“Escrow Agent” means Union Bank, N.A.

“Escrow Agreement” means the escrow agreement, dated as of the date hereof, by and among Parent, the Escrow Agent and the Shareholders’ Representative.

“Escrow Fund” has the meaning set forth in Section 3.1(a).

“Estimated Net Working Capital Amount” has the meaning set forth in Section 2.9(a).

“Expense Fund” has the meaning set forth in Section 3.1(a).

“Expert Calculations” has the meaning set forth in Section 2.9(c).

“Expiration Date” has the meaning set forth in Section 10.1.

“Final Earnout Report” has the meaning set forth in Section 2.9(c).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, any governmental entity, commission, board, agency or instrumentality, and any court, tribunal or judicial body, whether federal, state, county, local or foreign.

“Government Contract” means any prime contract, subcontract, basic ordering agreement, letter contract, purchase order, delivery order, bid, change order, arrangement or other commitment of any kind between the Company and any Governmental Authority, any prime contractor to a Governmental Authority or any subcontractor to any such Governmental Authority or prime contractor.

“Governmental Order” means any order, judgment, injunction or decree issued, promulgated or entered by any Governmental Authority of competent jurisdiction.

“Hazardous Material” means any material or substance that is prohibited or regulated by any Environmental Law.

“Hazardous Materials Activity” means the handling, transportation, transfer, recycling, storage, use, treatment, investigation, removal, remediation, release, exposure of others to, or distribution of any Hazardous Material.

“Incentive Bonus Plan” means the Company’s 2012 Incentive Bonus Plan as adopted by its Board of Directors on July 25, 2012.

“Incentive Bonus Plan Distribution Agreement” means the Incentive Bonus Plan Distribution Agreement dated as of the date hereof by and among the Company, Parent and Gerard H. Langeler, as the Administrator under the Incentive Bonus Plan and as the Shareholders’ Representative.

“Indemnitee” has the meaning set forth in Section 10.4(a).

“Indemnitor” has the meaning set forth in Section 10.4(a).

“Inventory” means all raw material, work-in-process and finished goods inventory of the Company. Section 1.1(d) of the Company Disclosure Schedule sets forth the Inventory as of the date which is two (2) Business Days prior to the date hereof, which Section will be updated by the Company in accordance with Section 6.9 as of a date within two (2) Business Days prior to the Closing.

“IRS” means the United States Internal Revenue Service, and any successor agency thereto.

“Knowledge of the Company” and any other phrases of similar import means, with respect to any matter in question relating to the Company, the actual knowledge after reasonable inquiry of Elliott Troutman, Stephanie Sparkman and Mark Peltier.

“Law” means any federal, state, county, local or foreign statute, law, ordinance, Governmental Order or regulation or code of any Governmental Authority of competent jurisdiction.

“Leased Real Property” has the meaning set forth in Section 4.13(a).

“Letter of Transmittal” has the meaning set forth in Section 3.1(a).

“Liability” means any and all debts, liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“Listed Contract” has the meaning set forth in Section 4.15(a).

“Material Adverse Effect” means any change or effect that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of the Company; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and no change or effect arising from or attributable or relating to any of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) conditions affecting the industries in which the Company operates or participates, the U.S. economy or financial markets or any foreign markets or any foreign economy or financial markets in any location where the Company has material operations or sales, except to the extent any such condition has a substantially disproportionate effect on the Company relative to other Persons principally engaged in the same industry as the Company; (ii) compliance with the terms of, or the taking of any action required by, this Agreement, or otherwise taken with the consent of Parent; (iii) any breach by Parent or Merger Sub of this Agreement or the Confidentiality Agreement; (iv) the taking of any action by Parent or any of Parent’s Subsidiaries; (v) any change in GAAP or applicable Laws (or interpretation thereof); or (vi) any acts of God, calamities, acts of war or terrorism, or national or international political or social conditions.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means the aggregate Per Share Preferred Merger Consideration, Per Share Series A Common Merger Consideration and Per Share Series B Common Merger Consideration.

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Claim Amount” has the meaning set forth in Section 9.3(b).

“Net Working Capital Amount” means (i) the aggregate dollar amount of all assets properly characterized as current assets of the Company under GAAP (but excluding Cash, Cash Equivalents and prepaid Company Transaction Expenses), less (ii) the aggregate dollar amount of all liabilities properly characterized as current liabilities of the Company under GAAP (but excluding Closing Debt and Unpaid Company Transaction Expenses), in the case of each of clause (i) and clause (ii), as of 11:59 p.m., Pacific Time, on July 31, 2012 and calculated in accordance with the Specified Accounting Principles. Schedule 1.1(e) sets forth the Net Working Capital Amount as if the Closing occurred on the Balance Sheet Date.

“OBCA” means the Oregon Business Corporation Act (Oregon Revised Statutes Chapter 60).

“Parent” has the meaning set forth in the Preamble.

“Parent Indemnified Party” means Parent, the Surviving Corporation, Merger Sub and their respective Affiliates, officers, directors, agents, employees, successors, representatives and assigns.

“Parent Plans” has the meaning set forth in Section 6.7(a).

“Parent Subsidiaries” has the meaning set forth in Section 5.5.

“Paying Agent” means Union Bank, N.A.

“Paying Agent Agreement” means the paying agent agreement dated as of the date hereof by and among the Paying Agent, Parent and the Shareholders’ Representative.

“Permit” means any license, franchise or permit with any Governmental Authority required by applicable Law for the operation of the Business.

“Permitted Encumbrances” means (i) all statutory or other liens for current Taxes or assessments which are not yet due and payable or Taxes the validity of which are being contested in good faith by appropriate proceedings; (ii) all landlords’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens and other similar liens imposed by Law, incurred in the ordinary course of business; (iii) all Laws and Governmental Orders; (iv) all pledges or deposits in connection with workers compensation, unemployment insurance and other social security legislation; (v) Encumbrances that will be released and discharged at or prior to the Closing; (vi) all leases, subleases, licenses, concessions or service contracts to which any Person or any of its Subsidiaries is a party; (vii) Encumbrances identified on title policies or preliminary title reports or other documents or writings included in the public records; and (viii) all other liens and mortgages, covenants, imperfections in title, charges, easements, restrictions and other Encumbrances which do not materially detract from the value of, or materially interfere with, the present use and enjoyment of the asset or property subject thereto or affected thereby.

“Per Share Series A Common Merger Consideration” has the meaning set forth in Section 2.6(c).

“Per Share Series B Common Merger Consideration” has the meaning set forth in Section 2.6(d).

“Per Share Preferred Merger Consideration” has the meaning set forth in Section 2.6(b).

“Person” means any individual, general or limited partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Pre-Closing Period” means the period commencing with the execution and delivery of this Agreement and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 8.1.

“Pre-Closing Tax Period” has the meaning set forth in Section 6.10(a).

“Preferred Closing Date Payment” has the meaning set forth in Section 2.6(b).

“Proprietary Rights” means all of the Company’s patents and patent applications, registered trademarks, registered service marks, trade dress, logos, trade names and corporate names and the goodwill associated therewith, and registrations and applications for registration thereof; and URL and domain name registrations that are material to the Business.

“Related Party” means: (i) each Person who owns beneficially or of record at least 10% of the outstanding Company Capital Stock; (ii) each individual who is an officer or director of the Company; (iii) each Affiliate of any of the Persons referred to in clauses (i) or (ii) above; (iv) any trust or other Person (other than the Company) in which any one of the individuals referred to in clauses (i), (ii) and (iii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

“Review Period” has the meaning set forth in Section 2.9(c).

“Series A Preferred Stock Preference Amount” means $0.3186.

“Shareholder” means any holder of Company Capital Stock that is entitled to receive Merger Consideration under Section 2.6 and that has not perfected its appraisal rights pursuant to Section 3.2.

“Shareholders’ Representative” has the meaning set forth in Section 11.1(a).

“Specified Accounting Principles” has the meaning set forth in Section 2.9(a).

“Straddle Period” has the meaning set forth in Section 6.10(b).

“Subsidiary” means with respect to any entity, that such entity shall be deemed to be a “Subsidiary” of another Person if such other Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least a majority of the outstanding equity interests of such entity.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” means any and all taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax (together with any all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, sales, use, transfer, value added, employment or unemployment, social security, disability, alternative or add-on minimum, customs, excise, stamp, environmental, commercial rent or withholding taxes.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax (domestic or foreign).

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority with respect to any Tax.

“Technology” means tangible embodiments of Proprietary Rights, including know-how and works of authorship.

“Third-Party Claim” has the meaning set forth in Section 10.4(a).

“Total Revenue” has the meaning set forth in Section 2.9(a).

“Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including any real property or leasehold interest transfer or gains tax and any similar Tax).

“Unpaid Company Transaction Expenses” means Company Transaction Expenses, but only to the extent they have not been paid by the Company in Cash on or prior to the close of business on the day immediately preceding the Closing Date and have, accordingly, not reduced the Closing Cash.

“Working Capital Deficit” means, if the Estimated Net Working Capital Amount is less than the Working Capital Target, the amount, expressed as a positive number, by which the Estimated Net Working Capital Amount is less than the Working Capital Target.

“Working Capital Excess” means, if the Estimated Net Working Capital Amount is more than the Working Capital Target, the amount, expressed as a positive number, by which the Estimated Net Working Capital Amount exceeds the Working Capital Target.

“Working Capital Target” means $690,000.